   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 1996.
                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      NEVADA MANHATTAN MINING INCORPORATED
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                            ------------------------

              NEVADA                                1041                        88-0219765
 (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)

                    5038 NORTH PARKWAY CALABASAS, SUITE 100
                          CALABASAS, CALIFORNIA 91302
                                 (818) 591-4400
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)
                            ------------------------

                               JEFFREY S. KRAMER
                            CHIEF FINANCIAL OFFICER
                      NEVADA MANHATTAN MINING INCORPORATED
                       5038 PARKWAY CALABASAS, SUITE 100
                          CALABASAS, CALIFORNIA 91302
                                 (818) 591-4400
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                             LLOYD S. PANTELL, ESQ.
                          REINSTEIN, PANTELL & CALKINS
                      10940 WILSHIRE BOULEVARD, SUITE 1550
                         LOS ANGELES, CALIFORNIA 90024
                            TELEPHONE (310) 443-9559
                            FACSIMILE (310) 443-3281
                            ------------------------

 APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                    PROPOSED         PROPOSED
TITLE OF EACH CLASS OF           AMOUNT TO BE    MAXIMUM PRICE   MAXIMUM OFFERING    AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED    PER SECURITY(1)      PRICE(1)     REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
  value(2)....................    4,866,120          $6.00         $29,328,720       $8,887.50
--------------------------------------------------------------------------------------------------
Total............................................................................    $8,887.50
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of completing the amount of the registration fee pursuant to Rule 457 based upon a bona fide estimate of the maximum offering price.

(2) Includes 3,388,120 shares of Common Stock held by certain shareholders referred to in the Prospectus as "Selling Shareholders."

THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      NEVADA MANHATTAN MINING INCORPORATED

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                 OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

                           FORM SB-2 REGISTRATION
                         STATEMENT ITEM AND HEADING                      LOCATION IN PROSPECTUS
         ----------------------------------------------------------  -------------------------------
   1.    Front of Registration Statement and Outside Front Cover of
         Prospectus................................................  Outside Front Cover
   2.    Inside Front and Outside Back Cover Pages of Prospectus...  Inside Front Cover Page
   3.    Summary Information and Risk Factors......................  Summary of Offering; Risk
                                                                     Factors and Special Material
                                                                     Considerations
   4.    Use of Proceeds...........................................  Use of Proceeds
   5.    Determination of Offering Price...........................  Risk Factors and Special
                                                                     Material Considerations
   6.    Dilution..................................................  Risk Factors and Special
                                                                     Material Considerations;
                                                                     Description of Securities Being
                                                                     Offered
   7.    Selling Security Holders..................................  Principal and Selling
                                                                     Shareholders
   8.    Plan of Distribution......................................  Plan of Distribution
   9.    Interest of Named Experts and Counsel.....................  Inapplicable
  10.    Directors, Executive Officers, Promoters and Control
         Persons...................................................  Management; Principal and
                                                                     Selling Shareholders
  11.    Security Ownership of Beneficial Owners and Management....  Management; Principal and
                                                                     Selling Shareholders
  12.    Description of Securities.................................  Description of Securities Being
                                                                     Offered
  13.    Interest of Named Experts and Counsel.....................  Inapplicable
  14.    Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities................................  Management -- Limitations on
                                                                     Director and Officer Liability
  15.    Organization Within Last Five Years.......................  Inapplicable
  16.    Description of Business...................................  Description of Company's
                                                                     Business and Property
  17.    Management's Discussion and Analysis of Financial Position
         and Results of Operations.................................  Management's Discussion and
                                                                     Analysis of Financial Position
                                                                     and Results of Operations
  18.    Description of Property...................................  Description of Company's
                                                                     Business and Property
  19.    Certain Relationships and Related Transactions............  Management -- Significant
                                                                     Employees and Consultants;
                                                                     Management -- Summary
                                                                     Compensation Table;
                                                                     Management -- Options and Stock
                                                                     Appreciation Rights;
                                                                     Description of Company's
                                                                     Business and Property -- the
                                                                     Nevada Property

                           FORM SB-2 REGISTRATION
                         STATEMENT ITEM AND HEADING                      LOCATION IN PROSPECTUS
                         --------------------------                      ----------------------
  20.    Market for Common Equity and Related Stockholder
         Matters...................................................  Risk Factors and Special
                                                                     Material Considerations; Plan
                                                                     of Distribution; Principal and
                                                                     Selling Shareholders;
                                                                     Description of Securities Being
                                                                     Offered
  21.    Executive Compensation....................................  Management -- Significant
                                                                     Employees and Consultants;
                                                                     Management -- Executive
                                                                     Compensation
  22.    Financial Statements......................................  Financial Statements
  23.    Changes In and Disagreements with Accountants on
         Accounting and Financial Disclosure.......................  Inapplicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED             , 1996

[LOGO]                   NEVADA MANHATTAN MINING, INC.
                       MINING - DEVELOPMENT - EXPLORATION

                                4,888,120 SHARES

                                OF COMMON STOCK
                                ($.01 PAR VALUE)
                               AT $6.00 PER SHARE

     Nevada Manhattan Mining, Inc. (The "Company"), is a Nevada corporation which was formed in 1985 (originally under the name "Epic Enterprises, Ltd.") for the purpose of engaging in the mining of precious metals with an emphasis in the mining of gold and silver.

     On the terms and conditions which follow, the Company and certain of its existing shareholders (the "Selling Shareholders") hereby offer a minimum of 250,000 shares and a maximum of 4,888,120 shares of its common stock (the "Common Stock") at a price of $6.00 per share which shall be issued, if at all, on or before the Offering Termination Date (presently scheduled for July 31, 1997). The minimum investment for each prospective Investor will be 500 shares of Common Stock. Of the amount hereby offered, up to 1,500,000 shares represent Common Stock offered by the Company. The balance of the shares hereby offered represent Common Stock in the possession of the Selling Shareholders. The Common Stock will be offered only to persons who meet the suitability requirements outlined elsewhere in this Prospectus. To the extent that sufficient investment Subscriptions are accepted by the Offering Termination Date, the Company intends to utilize the Net Proceeds received from such Subscriptions to further develop the mining property known as the Manhattan property (the "Nevada Property"); to enter into a binding agreement with New Concept Mining, Inc. ("New Concept Mining"); to purchase an interest in the mill currently located in the vicinity of the Nevada Property; to provide for mill services and/or to purchase various crushing, grinding, gravity separation, cyanide leach flotation and thickening equipment and to construct its own mill on site at the Property; to explore and develop the mining property located in Kalimantan, Indonesia (the "Indonesian Property"); to pay up to Three Hundred Eighty-Four Thousand Eight Hundred Dollars ($384,800) as the final installment payment due on the Nevada Property; and/or working capital.

     The offering represented by this Prospectus (the "Offering") involves certain factors which should be considered by all prospective Investors. See "RISK FACTORS AND SPECIAL MATERIAL CONSIDERATIONS."
                                                  (Cover continued on next page)
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.


=========================================================================================================
                                                  PRICE TO      UNDERWRITING DISCOUNTS     PROCEEDS TO
                                                  PUBLIC(1)       AND COMMISSIONS(2)       COMPANY(3)
---------------------------------------------------------------------------------------------------------
Per Unit.....................................      $6,000                $600                $2,400
---------------------------------------------------------------------------------------------------------
Total Minimum................................    $1,500,000            $150,000            $1,350,000
---------------------------------------------------------------------------------------------------------
Total Maximum................................    $9,000,000            $900,000            $8,100,000
=========================================================================================================

(1) The minimum amount of shares which may be purchased by a prospective Investor will be Five Hundred shares (500) at a price of Six Dollars ($6.00) per share or a total of Three Thousand Dollars ($3,000). The Company reserves the right to sell the Common Stock in additional increments of one hundred (100) shares provided the minimum number of shares (500 shares) is purchased.

(2) The Company intends to offer the Common Stock on a best-efforts basis. Sales will only be made by Affiliates of the Company including the Company's board of directors and executive officers. The Company may also enter into Underwriting Agreements with broker-dealers who are members of the National Association of Securities Dealers, Inc. It is anticipated that sales and underwriting commissions equal to ten percent (10%) of Subscriptions will be paid to those persons or entities entering into Underwriting Agreements.

(3) Does not include the provision of up to One Hundred Sixty-Eight Thousand Dollars ($168,000) for Organization and Offering Expenses or the use of proceeds relative to the sale of Common Stock by the Selling Shareholders. See Section of the Prospectus entitled "USE OF PROCEEDS."

            THE DATE OF THIS PROSPECTUS IS                 , 1996.

(Cover page continued)

     In particular, prospective Investors should consider that:

     - the Company intends to utilize up to Three Hundred Eighty-Four Thousand Eight Hundred Dollars ($384,800) of the Net Proceeds derived from this Offering to pay amounts due under Property Agreements relative to the Nevada Property, expend approximately One Million Five Hundred Thousand Dollars ($1,500,000) for the further development of the Nevada Property and approximately Four Million Nine Hundred Fifteen Thousand Dollars ($4,915,000) in exploration costs relative to the Indonesian Property.

     - the Company is a development-stage company and has recently commenced the mining and extraction of precious metals from the Nevada Property and has commenced exploration of the Indonesian Property. The Company has not experienced profits to date from its operations. No assurance can be given that the Company will be able to profitably conduct mining operations even if all Subscriptions are sold pursuant to this Offering.

     - mining operations are speculative by their nature. Even though the Company has successfully located commercial quantities of precious metals on the Nevada Property and has commenced exploration on the Indonesian Property, prospective Investors should consider that unexpected problems, expenses, and delays are typically encountered in the development of complex mining properties thereby further complicating the ability of companies to successfully develop its mining properties.

     - having completed the initial phase of exploration and development on the Nevada Property and having received permits to commence operations thereon, additional development and other expenses and further permitting related to the Nevada Property is likely to be ongoing.

     - the Company's mining operations are subject to substantial governmental regulation including federal, state, and local regulations concerning mine safety and environmental protection. Compliance with these regulations may cause significant delays in the ongoing permitting process or may prevent the Company from ultimately maintaining the permits necessary to continue commercial mining operations on the Nevada Property.

     - prospective Investors who subscribe to the Common Stock will be subject to an immediate dilution of up to Five Dollars Forty Cents ($5.40) per share.

     - the Company does not currently intend to pay dividends and the rights of shareholders of the Common Stock to receive dividends are subordinate to the holders of the Company's Preferred Stock.

     - this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective Investors are cautioned that such statements assume the existence of events in the future which cannot be assured will occur or even predicted with any reasonable level of certainty.

     - while the Company has received authority to trade and is currently trading on the Electronic Bulletin Board of NASDAQ, no assurance that the current market for the Common Stock can be maintained.

                            SUMMARY OF THE OFFERING

     This summary is provided for quick reference only and is qualified in its entirety by the terms and conditions outlined in the remainder of this Prospectus and by the financial statements including the notes thereto appended to this Prospectus. Prospective Investors are urged to carefully review the entire Prospectus and to consult with their legal and/or professional advisors before reaching an investment decision.

THE COMPANY

     Nevada Manhattan Mining, Incorporated (The "Company"), was formed on June 10, 1985, in the state of Nevada under the name of Epic Enterprises, Ltd. On September 11, 1987, the Company amended its Articles of Incorporation changing its name to Nevada Manhattan Mining Incorporated. The Company's articles currently authorize the issuance of 49,750,000 shares of Common Stock with a par value of one cent ($.01) per share and 250,000 shares of Series A preferred stock with a par value of $1.00 per share (the "Preferred Stock") convertible into Common Stock on the terms and conditions described elsewhere in this Prospectus. There were 8,676,155 shares of the Company's Common Stock and 135,735 shares of the Preferred Stock issued and outstanding as of August 31, 1996. The average price per share paid for the Common Stock to date has been approximately $2.00 per share. Holders of the Preferred Stock have paid $10.00 per share with an effective purchase price for the Common Stock (after giving effect to the conversion thereof on a one-for-ten basis) of $1.00 per share.

     The Company was formed primarily to develop the Nevada Property and other gold mining properties which it had previously owned and has recently acquired. Pursuant to prior action of both the Company's directors and its shareholders, certain properties have been abandoned so as to enable the Company to concentrate on the development of the Nevada Property and exploration of the Indonesian Property.

     The Company has its principal executive offices at 5038 North Parkway Calabasas, Suite 100, Calabasas, California 91302. Its telephone number is (818) 591-4400.

     Management of the Company presently consists of a five-member board of directors and employs two (2) full-time executive officers and an additional five (5) full-time employees. The Company has also entered into two consulting agreements with organizations with substantial experience in gold mining operations. See "MANAGEMENT," "PRINCIPAL AND SELLING SHAREHOLDERS," and "DESCRIPTION OF SECURITIES BEING OFFERED."

PRINCIPAL OBJECTIVES OF THIS OFFERING

     The Net Proceeds derived from this Offering will be used for the purposes of:

          1. Expending approximately One Million Five Hundred Thousand Dollars ($1,500,000) to further develop the Nevada Property consistent with the Company's business plan prepared by William R. Wilson and dated as of July 1995 (the "Business Plan");

          2. Expanding and/or delineating (to increase reserves and potential reserves of) the Nevada Property and, to the extent that it enters into a binding agreement with New Concept Mining, acquiring up to a fifty percent (50%) interest in the mill currently operating approximately one mile from the Nevada Property. In addition or in the alternative, the Company may enter into a contract for milling services with New Concept Mining or purchase all of the equipment necessary to construct a mill on site on the Property;

          3. Paying up to Two Hundred Thirty-Two Thousand Dollars ($232,000) plus accrued interest through December 31, 1996, of One Hundred Fifty-Two Thousand Eight Hundred Dollars ($152,800) to Anthony C. Selig pursuant to the property agreements secured by a deed of trust issued on March 9, 1989, by the Company (the "Nevada Property Agreement" and the "Deed of Trust");

          4. Expending up to Four Million Nine Hundred Fifteen Thousand Dollars ($4,915,000) to explore and develop the Indonesian Property; and

          5. Paying up to One Million Dollars ($1,000,000) in general and administrative expenses and/or retaining all or a portion of said sum as working capital.

THE OFFERING

     The Offering represents a proposal by the Company to sell up to 1,500,000 shares of the Common Stock at $6.00 per share and to register 3,388,120 shares of outstanding Common Stock held by the Selling Shareholders.

     The Offering will expire at 5:00 p.m. (PDT) on April 30, 1997 (the "Offering Commitment Date"), unless extended by the Company for a period or periods up to and through July 31, 1997 (the "Offering Termination Date"), or unless this Offering is terminated prior to such date by the Company. The Company has designated U.S. Stock Transfer Corporation, Glendale, California, its current transfer agent and registrar, to act as Transfer Agent. Prior to the Offering Commitment Date, all Subscription funds will be held in an escrow
account with             (the "Bank"). Provided the minimum number of
Subscriptions are accepted by the Offering Commitment Date, the Company will offer and sell shares of the Common Stock through the Offering Termination Date. If the minimum amount of Subscription funds are not accepted by the Offering Commitment Date (i.e. $1,500,000), all funds held in the escrow account will be returned to the prospective Investors who tendered such funds. Any interest earned on Subscription funds will be distributed to the prospective Investors tendering such funds upon activation or termination of the Offering, as the case may be. The minimum Subscription will be 500 shares or $3,000. The Company reserves the right to sell additional one hundred (100) share lots of the Common Stock provided each prospective Investor agrees to subscribe to a minimum of 500 shares.

SUITABILITY REQUIREMENTS

     Offers and sales of shares of Common Stock will only be made to persons who meet the following minimum suitability requirements:

          1. He/she (either alone or together with his/her spouse) has a net worth (exclusive of home, furnishings, and automobiles) in excess of Fifty Thousand Dollars ($50,000); or

          2. He/she (either alone or together with his/her spouse) has a net worth (exclusive of home, furnishings, and automobiles) in excess of Thirty-Five Thousand Dollars ($35,000) plus, during the year of investment, anticipates gross income as defined by Internal Revenue Code section 61 in excess of Sixty-Five Thousand Dollars ($65,000).

PLAN OF DISTRIBUTION

     The Common Stock will be offered by the Company and Affiliates on a "best-efforts" basis to persons whom the Company believes to possess the minimum suitability standards. In cases where offer and sales of the Common Stock are affected by the Company and/or its Affiliates, no sales or underwriting commissions will be paid. The Company has recently entered into a financial advisory consulting agreement designed to result in the placement of Common Stock pursuant to this Offering through underwriters. In the event the Company enters into Underwriting Agreements with persons or entities who are broker-dealers and members of the National Association of Securities Dealers, Inc. ("NASD"), the Company may allot up to ten percent (10%) of the Subscription price for the Common Stock as sales and underwriting commissions and an additional two percent (2%) of such Subscription price as "due diligence" fees and expenses.

APPLICATION OF PROCEEDS

     Net Proceeds derived from this Offering will be used to attain the principal objectives of this Offering. If only the minimum Subscriptions are accepted by the Company prior to the Offering Termination Date, only some of the principal objectives of this Offering will be met. See "USE OF PROCEEDS."

NO BOARD RECOMMENDATION

     An investment in the Common Stock must be made pursuant to a prospective Investor's independent investment evaluation. The advisability of such an investment will depend upon a number of factors unique to each prospective Investor as well as such independent evaluation of the merits of an investment in the Common Stock. Accordingly, the Company's board of directors makes no recommendation to prospective Investors or others regarding whether they should purchase Common Stock.

                RISK FACTORS AND SPECIAL MATERIAL CONSIDERATIONS

     THE PURCHASE OF SHARES OF COMMON STOCK INVOLVES A SUBSTANTIAL DEGREE OF RISK AND IS SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL MEANS WHO HAVE NO NEED FOR LIQUIDITY IN THEIR INVESTMENT. THIS SECTION OF THE PROSPECTUS SETS FORTH THE RISKS AND SPECIAL CONSIDERATIONS WHICH THE COMPANY BELIEVES MAY EXIST CONCERNING AN INVESTMENT IN THE COMMON STOCK. PROSPECTIVE INVESTORS SHOULD RECOGNIZE THAT FACTORS OTHER THAN THOSE SET FORTH BELOW MAY ULTIMATELY AFFECT AN INVESTMENT IN A MANNER AND TO A DEGREE WHICH CANNOT BE FORESEEN AT THIS TIME. ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR ADVISORS PRIOR TO MAKING AN INVESTMENT IN COMMON STOCK SO THAT THEY UNDERSTAND FULLY THE NATURE OF THE UNDERTAKING AND THE RISKS WHICH MAY BE INVOLVED PRIOR TO INVESTING. FURTHERMORE, ALL PROSPECTIVE INVESTORS ARE URGED TO REVIEW WITH THEIR COUNSEL, ACCOUNTANTS, AND PROFESSIONAL ADVISORS THE FINANCIAL STATEMENTS ATTACHED TO THE PROSPECTUS. ANY DOCUMENTS DESCRIBED IN THIS PROSPECTUS WHICH HAVE NOT BEEN ATTACHED AS EXHIBITS MAY BE OBTAINED BY PROSPECTIVE INVESTORS AND/OR THEIR ADVISORS UPON REQUEST FROM THE COMPANY.

FINANCIAL CONDITION OF COMPANY

     Although the Company was formed in 1985 to engage in precious metal mining activities, its net worth is limited. The Company is and still should be considered in its development stage, having a net worth of Five Million Thirty Nine Thousand Two Hundred Eighty-Five Dollars ($5,039,285) as of August 31, 1996. Moreover, the Company's net worth and the value of its Common Stock will ultimately be dependent upon the overall success of mining operations conducted on the Nevada Property and the Indonesian Property. It should be noted that the sum of Three Hundred Eighty-Four Thousand Eight Hundred Dollars ($384,800) will be due and owing under the Nevada Property Agreement and Deed of Trust and that all sums under the Nevada Property Agreement will be due January 20, 1999. Until such time as all obligations due under the Nevada Property Agreement are paid in full and the Deed of Trust reconveyed to the Company, one of the primary assets of the Company, namely the Nevada Property, will be subject to the terms and conditions of such instruments. Any default under the Deed of Trust which remains uncured would subject the Company to the possible loss of the Nevada Property. Prospective Investors are cautioned that should the Company lose the Nevada Property, it is likely that all or a substantial portion of their investment pursuant to this Offering would be lost.

DEPENDENCE UPON MANAGEMENT

     The business of the Company is and will be greatly dependent upon the active participation of Christopher D. Michaels and Jeffery S. Kramer. The Company also anticipates that it will be dependent upon the active participation of other key personnel and/or consultants in the future. The Company presently has employment agreements with both Mr. Michaels and Mr. Kramer and has entered into agreements with key consultants; nevertheless, the loss of the services of Mr. Michaels, Mr. Kramer and/or other key personnel (including such consultants) regardless of reason could adversely affect the Company and the Company's business. The Company does not maintain any life insurance policies enabling it to receive benefits in the case of either Mr. Michaels' or Mr. Kramer's death. To the extent that the services of Mr. Michaels or Mr. Kramer would be unavailable to the Company for any reason, the Company might be required to employ other executive personnel to manage and operate the Company. There is no assurance that the Company under such circumstances would be able to employ qualified persons on terms suitable to the Company to assure the fulfillment of the objectives stated in this Prospectus.

LACK OF DIVERSIFICATION

     The Company has, in the past, maintained other mining properties for exploration and development. These properties were located in Bolivia, South America, and Vancouver, British Columbia. Through its board of directors and shareholders, the Company previously elected to abandon such other properties. The Company's primary assets presently consist of the Nevada Property and the Indonesian Property. There can be no assurance given that once the Company completes its present exploration and development of the Nevada Property as described in further detail in this Prospectus, it will be able to establish and produce significant revenues from mining operations or become profitable. In addition, there can be no assurance that exploration activities currently being conducted on the Indonesian Property will result in the establishment of commercial quantities of mineralization on the Indonesian Property. As a result, prospective Investors should be aware that investment in the Common Stock represents an additional risk because the Company's activities are presently confined to the exploration, development, and gold production of only two mining properties.

RISKS ASSOCIATED WITH MINING OPERATIONS

     There are a number of risks inherent in the mining of precious metals which may have a dramatic impact on the value of the Company and the liquidity of the Common Stock. These risks include, but are not limited to, the ability to obtain permits, licenses, and other governmental approvals; equipment availability; implementation of proper milling techniques; title problems; compliance with environmental laws, rules, and regulations; accuracy of reserve forecasts; and dramatic fluctuations in the price of precious metals. Because of these and other risk factors associated with mining operations, prospective Investors should be aware that an investment in the Common Stock is speculative and that the Company can give no assurance that prospective Investors will be able to realize either a return on investment or a return of capital.

TITLE TO THE NEVADA PROPERTY

     Mineral interests in the United States are frequently owned by federal and state governments and private parties. When a prospective mineral property is owned by a private party or by a state, some type of property acquisition agreement is necessary in order for a company to explore or develop such property. Generally, these agreements take the form of purchase agreements, as in the case of the mining agreement and property agreement discussed below, or long-term mineral leases. Any such purchase agreements and leases are generally subject to termination in the event of a default.

     In addition to the acquisition of mineral rights by state or private parties, the Company also may acquire rights to explore for and produce minerals on federally owned lands. This acquisition is accomplished through the location of unpatented mining claims upon unappropriated federal land pursuant to procedures established by the General Mining Law of 1872, the Federal Land Policy and Management Act of 1976, and various state laws (or the acquisition of previously located mining claims from a private party).

     The location of a valid mining claim on federal lands requires the discovery of a valuable mineral deposit, the erection of appropriate monuments, the posting of a location notice at the point of discovery, the marking of the boundaries of the claim in accordance with federal law and the laws of the state in which it is located, and the filing of a notice or certificate of location and a map with the Bureau of Land Management and the real property recording official of the county in which the claim is located. Failure to follow the required procedures will render the mining claim void. If the statutes and regulations for the location of a mining claim are complied with, the locator obtains a valid possessory right to develop and produce minerals from the claim. This right can be freely transferred and is protected against appropriation by the government without just compensation.

     The interests represented by unpatented mining claims possess certain unique vulnerabilities not associated with other types of property interests. For example, in order to maintain each unpatented mining claim, the claimant must pay a claim maintenance fee or, if qualified to do so under the small miner exemption, annually perform not less than $100-worth of work or improvements on or for the benefit of the claim and must file with state and federal authorities appropriate documentation. Failure to pay the claim maintenance fee or perform assessment work will render the claim subject to being declared void or subject to relocation by third parties. Failure to make the required filings will make the property deemed to be abandoned. In addition, under applicable regulations and court decisions, in order for an unpatented mining claim to be valid, the claimant must be able to prove that the mineral deposit on which the claim is based can be mined at a profit both at the time the claim is located and at all times thereafter. Thus, it is conceivable that, during times of declining metal prices, claims which were valid when located could be invalidated by the federal government.

     No generally applicable title opinions or title insurance has been obtained with respect to the Nevada Property with the attendant risk that some titles may be defective. In fact, the agreements which relate to the current ownership of the parties (i.e. the 1993 Joint Venture Agreement and the Amended Joint Venture Agreement) contain incomplete and inadequate descriptions of the mining claims. However, on the basis of periodic status reports and reviews by the Company's employees of the relevant land records, the Company believes that the joint venture of which the Company is a party has satisfactory title to the Nevada Property subject to exceptions which the Company does not believe materially impair the ability to continue to mine and process the ore and to obtain the economic benefits thereof.

     The Company first acquired its rights in and to the Nevada Property pursuant to a mining agreement dated April 4, 1987 (the "Nevada Property Agreement"), with Anthony C. Selig & Associates, Dixie Exploration Corporation, and Anthony C. Selig (the "Selig Entities"). The Selig Entities acquired their rights pursuant to a lease and option to purchase agreement which it had entered into on November 15, 1982 with Argus Resources, Inc. ("Argus"), pursuant to which the Selig Entities leased all of Argus' patented and unpatented mining claims comprising the Nevada Property. Under the terms of the Nevada Property Agreement, the Company was required to pay the Selig Entities the purchase price for the Nevada Property (ultimately determined to be $600,000). Additionally, the Company was required to and did issue 1,300,000 shares of Common Stock to Argus. The installment obligations owed to the Selig Entities were secured by a deed of trust on the Nevada Property (the "Deed of Trust"). The stock issued to Argus was subject to a one-for-ten reverse stock split approved by the Company's shareholders and effected in 1995.

     In 1992, the Company entered into an agreement with Argus, whereby Argus was to control sixty percent (60%) of the Nevada Property and was to act as operator in consideration of Argus' assumption of all remaining payments due to the Selig Entities under the Nevada Property Agreement. Argus and the Company subsequently entered into a joint venture agreement with Marlowe Harvey/Maran Holdings, Inc. ("Marlowe Harvey"), whereby in consideration of Marlowe Harvey assuming all of the then remaining obligations owed to the Selig Entities, Marlowe Harvey would acquire a fifty-one percent (51%) interest in the joint venture, Argus would earn a twenty-four and one-half percent (24.5%) interest in the joint venture, and the Company would earn a twenty-four and one-half percent (24.5%) interest in the joint venture. In turn, the Nevada Property was to be conveyed to the joint venture.

     The Company has executed agreements with interested parties which may result in the Company increasing its interest in the joint venture from twenty-four and one-half percent (24.5%) to a minimum fifty percent (50%) interest in the joint venture. The rights and responsibilities of both the Company and Marlowe Harvey/Maran Holdings, Inc., are currently the subject of a lawsuit filed by the Company on November 4, 1996, in Nye County, Nevada. This lawsuit, described in greater detail elsewhere in this Prospectus, will not affect the Company's right to its interest in the Nevada Property acquired pursuant to the various agreements previously entered into by the Company. As a result of the issues raised by the lawsuit, however, the Company may be required to hold or pay a portion of the revenues generated from mining operations for the benefit of Argus and Marlowe Harvey.

TITLE TO THE INDONESIAN PROPERTY

     Mineral interests in Indonesia are controlled exclusively by the federal government through the Ministry of Mines and Energy. Title to a mineral property in Indonesia is subject to obtaining a contract of work (a "COW" or "KPE") for the extraction of commercial quantities of minerals after obtaining property rights from the fee owner. Title is confirmed by the issuance of a government seal affixed to specific property location maps.

     In August 1996, the Company entered into an agreement with Maxwells Energy and Metals Technology Ltd., a Singapore corporation ("Maxwells"), to acquire a fifty-one percent (51%) working interest in 10,000 hectares (approximately 25,000 acres) of real property located in Kalimantan, Indonesia. Maxwells had acquired its working interest in and to the Indonesian Property through an agreement with Abubakar Sidak, an Indonesian resident. Maxwells has provided the property location maps with affixed governmental seals and other property information thereby suggesting that title to the working interest noted above has been vested in the Company. These location maps and governmental seals were required as a condition to the Company agreeing to acquire its interest in the Indonesian Property and to pay the consideration for such interest.

     Under its agreement with Maxwells, the Company has assumed the obligation to conduct exploration activities on the Indonesian Property. While such obligation required the Company to commence exploration activities within one year from the date of execution of the agreement, the Company has already commenced such activities.

     In consideration of the acquisition of its fifty-one percent (51%) working interest, the Company was obliged to issue Four Hundred Thousand (400,000) shares of its Common Stock to Maxwells upon execution of the agreement. The Company is further obligated to issue an additional Four Million (4,000,000) shares of its Common Stock to Maxwells upon confirmation (through independent valuation) that a value of commercial mineralization or other natural resources in an amount of at least Twelve Million Dollars ($12,000,000 U.S.) has been established or upon the establishment of other conditions more particularly described elsewhere in this Prospectus. The Four Hundred Thousand (400,000) shares of Common Stock issued to Maxwells have been registered pursuant to Form B-D filed in connection with this Prospectus.

     The Company has entered into a contract with Behre Dolbear & Co., Inc., an international mining consulting firm to act as independent engineer and to oversee the exploration and development of the Indonesian Property including assisting the Company in various matters relating to title and governmental regulation.

GOVERNMENTAL REGULATION

     Mining operations on the Nevada Property will be subject to substantial federal, state, and local regulation concerning mine safety and environmental protection. Some of the laws and regulations which will pertain to mining operations include maintenance of air and water quality standards, the protection of threatened, endangered and other species of wildlife and vegetation, the preservation of certain cultural resources and the reclamation of exploration, mining and processing sites. These laws are continually changing and, as a general matter, are becoming more restrictive. The location of the Nevada Property is found in an area which strongly encourages mining operation. However, the Company's inability to comply with such federal, state, or local ordinances and regulations on an ongoing basis may cause significant delays in the permitting process or in the operations anticipated to be conducted on the Nevada Property. In addition, delays in such compliance could result in unexpected and substantial capital expenditures. Although no such problems or delays are anticipated, no assurances can be given that the Company will be able to comply with all applicable law and regulations and maintain all necessary permits, licenses and approvals or, in the alternative, that compliance and/or permitting will be obtained without substantial delays and/or expenses.

     With regard to the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection ("NDEP"), the Company has received authorization to proceed with its currently planned mining operations on the Nevada Property pursuant to the applicable statutes and regulations relating to a small mining operation. In the event, however, the Company's operations exceed the designated limits for a small mining operation, a full reclamation plan will need to be prepared, submitted, and approved by NDEP. While the Company believes that it will be able to obtain such approval, there is no guarantee that the required approval will in fact be obtained by the Company.

     A change in the nature or magnitude of the Company's presently anticipated operations on the Nevada Property may trigger the need to obtain additional NDEP and other federal, state or local governmental approvals, licenses or permits. For example, water processing discharge needs may trigger the requirement that the Company obtain a water pollution control permit. Other significant permits, required by a change in operations on the Nevada Property, might include an NDEP permit, air quality permit, waste management permit, archeological clearance and wildlife permit. There is no guaranty that the Company will be able to obtain any or all of the required federal, state or local permits that might be required to expand its operations on the Nevada Property.

     Even if the Company does not change its currently planned operations on the Nevada Property, the Company is nevertheless vulnerable to the various federal, state and local laws and regulations governing regulations and protection of the environment, occupational health, labor standards and other matters. The reason for this is that these laws are continually changing, and as a general matter, are becoming more restrictive.

     To comply with these federal, state and local laws, the Company may in the future be required to make capital and operating expenditures on environmental projects both with respect to maintaining at currently planned operations and the initiation of new operations. Such projects may include, for example, air and water pollution control equipment, treatment, storage and disposal facilities for solid and hazardous waste, remedial actions required for the containment of tailings pond seepage, continuous testing programs, data collection and analysis land reclamation (specifically including existing mine and processing waste on the Nevada Property), landscaping and construction projects. There is no guaranty that the Company will technically or financially be able to comply with any or all of these potential requirements.

ENVIRONMENTAL REGULATION AND LIABILITY

     The Company's proposed mineral operations on the Nevada Property will be subject to environmental regulation by federal, state, and local authorities. Under applicable federal and state law, the Company may become jointly and severally liable with all prior property owners for the treatment, cleanup, remediation, and/or removal of substances discovered at the Property which are deemed by federal and/or state law to be toxic or hazardous ("Hazardous Substances"). Liability may be imposed among other things for the improper release, discharge, storage, use, disposal, or transportation of Hazardous Substances only in the areas which the Company disturbs.

     Applicable law imposes strict joint and several liability on, among others, "owners" and "operators" of properties contaminated with Hazardous Substances. Such liability may result in any and all "owners", "operators", and "transporters" of contaminated property being required to bear the entire cost of remediation. The Company may utilize substances which have been deemed by applicable law to be Hazardous Substances. The potential liability of the Company under such laws will be derived from the Company's classification as both an "owner" and "operator" of a contaminated property. While the Company intends to employ all reasonably practicable safeguards to prevent any liability under applicable laws relating to Hazardous Substances, mineral exploration by its very nature will subject the Company to substantial risk that remediation will be required. If the cleanup or remediation of hazardous substances is required on the Nevada Property, substantial delays could occur in the permitting process and/or in the further extraction of gold and other precious minerals on the Nevada Property.

PUBLIC MARKET

     The Company received approval for trading of its Common Stock on the Electronic Bulletin Board (NASDAQ) in March 1996. From the period from December 1995 until March 1996, the Company published "bid" and "ask" prices on the "pink sheets". The low and high prices for the Common Stock since commencement of quotations are as follows:

 HIGH                 DATE                 LOW                  DATE
------    ----------------------------    ------    ----------------------------
$7.00     December 5, 1996                $1.25     December 1995

     Since the commencement of trading on the Electronic Bulletin Board, the average monthly volume of trading of the Company's Common Stock has been approximately 200,000 shares. Prospective Investors should be aware that the volume of trading on the Electronic Bulletin Board traditionally has been limited and there can be no assurance that the Electronic Bulletin Board will provide an effective market for a shareholder to sell his or her Common Stock of the Company.

     The Company contemporaneously herewith has filed an Application for Entry onto the NASDAQ Small Cap Market. It is anticipated that the Company will be included in the Small Cap Market for trading as of the effective date of this Prospectus.

SEC INVESTIGATION

     In May 1989, the Company received notice that the Securities and Exchange Commission (the "Commission") had commenced an informal investigation into the Company's compliance with the registration and disclosure requirements of the Securities Act of 1933 (the " '33 Act") and the Securities Exchange Act of 1934 (the " '34 Act"). Thereafter the Commission commenced an extensive review of the Company's books and records relating to the Company's business and mining operations, its capital raising activities, and its financial condition and history. Through all stages of the investigation, the Company cooperated with the Commission.

     The Commission and the Company agreed to terminate the Commission's investigation by the entry of a consent judgment against the Company and certain of the Company's past and present key employees. These key employees include Christopher D. Michaels, Jeffrey Kramer and Stanley Mohr. The terms and conditions of the consent judgment can be summarized as follows:

          1. The Company neither admitted nor denied any of the allegations alleged by the Commission;

          2. The Company and its officers, agents, servants, employees, and others receiving actual notice of the consent judgment are permanently restrained and enjoined from selling securities in interstate commerce unless and until a registration statement is in effect or the security or transaction is exempt from the registration provisions of the '33 Act and/or the '34 Act;

          3. The Company and its officers, agents, servants, employees, and others receiving actual notice of the consent judgment are permanently restrained from engaging in any transaction, practice, or course of conduct, employing any course of conduct, or obtaining any money or property by means of an untrue statement of a material fact, or any omission to state a material fact, necessary to make the statements made in light of the circumstances under which they were made not misleading.

     On April 7, 1994, the Company and the Commission entered into a stipulation regarding the resolution of all outstanding issues which then existed, which stipulation was entered as an order by the United States District Court for the Central District of California. Such stipulation contained an acknowledgement that the Company and its executive officers had received no ill-gotten gains as a result of prior activities by the Company in offering and selling its securities, and that the consent judgment resolved once and for all, all issues raised by the Commission as a result of the Company's prior activities. The Company was not required to pay any fines or required to disgorge any monies previously received by it in connection with its securities.

RELATIONSHIP WITH OTHER OFFERINGS

     This Offering has been registered pursuant to Regulation S-B promulgated by the Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Federal Securities Laws"). From the period September 1, 1993, through August 31, 1996, the Company has offered and sold 2,803,438 shares of its Common Stock and 135,735 shares of Preferred Stock. These sales were made primarily to its existing shareholders. The Company has relied upon applicable exemptions from the registration requirements of the Federal Securities Laws and upon compatible exemptions from securities registration under applicable state ("blue sky") laws. In the event that it is determined that the Company sold and issued these securities without complying with either the Federal Securities Laws or blue sky laws, the purchasers of these securities may have the right to rescind the sale of these securities and to recover the purchase price paid to the Company plus interest accrued on such purchase price. The Company does not currently have funds with which it could repay the purchase price and accrued interest from any prior sale of securities. Moreover, it is doubtful that the Company could continue operations if a significant number of existing shareholders were to seek to rescind their purchases of securities. The financial statements of the Company do not reflect a contingent liability for any such rescission rights.

FINANCIAL RISK OF PROPOSED ACTIVITIES

     The Net Proceeds derived from this Offering may not be sufficient to finance the completion of the exploration and development activities contemplated pursuant to this Offering. Moreover, if not all of the Common Stock offered pursuant to this Offering is sold, the Company's activities will be financed through existing capital which the Company then possesses. If the activities contemplated by the Company's Business Plan do not prove to be profitable or successful, the Company may suffer a loss with respect to operations conducted on the Properties, or in the alternative, will abandon either or both of the Properties as noneconomic. If such is the case, prospective Investors risk all or a substantial loss of their investment in the Common Stock.

VALUATION OF COMMON STOCK

     The price per share of the Common Stock has been established based upon the current market price for the Common Stock. The current price is substantially higher than the average share price paid by existing shareholders of the Company. The Company has also considered several factors in determining the purchase price per share for the Common Stock including the state of development of the Properties, Company's management, the Company's current financial condition, and the general condition of the securities market. Prospective Investors should be advised that the price per share is not related to the Company's value of its assets, net worth, or results of operations conducted on the Properties. As a result, there is no assurance that prospective Investors will be able to liquidate their investment in the Common Stock or on terms resulting in any ultimately favorable return on their investment or upon any terms.

SIGNIFICANT DILUTION

     The net book value of the Company per share as of August 31, 1996, was approximately forty-eight cents ($.48) per share. After taking into consideration the conversion rights of the shareholders holding or entitled to hold Preferred Stock as of August 31, 1996 (but exclusive of any dividends paid in stock), the total number of shares of Common Stock outstanding as of August 31, 1996, and assuming all 1,500,000 shares of the Company's Common Stock are sold pursuant to this Offering, the net tangible book value of the Common Stock immediately after the Offering after deducting One Million Eighty Thousand Dollars ($1,080,000) in Organization and Offering Expenses will be approximately One Dollar and Nine Cents ($1.09) per share of Common Stock. Investors who subscribe to shares of Common Stock will therefore realize an immediate dilution of Four Dollars and Ninety-One Cents ($4.91) per share of Common Stock. Assuming only the minimum number of shares are sold pursuant to this Offering, the net tangible book value of the Common Stock immediately after the Offering after deducting One Hundred Eighty Thousand Dollars ($180,000) in Organization and Offering Expenses will be approximately sixty cents ($.60) per share. Investors who subscribe to shares of Common Stock under these circumstances will therefore realize an immediate dilution of Five Dollars and Forty Cents ($5.40) per share. The price to be paid by Investors pursuant to this Offering should be compared to the prices paid by and the options granted to certain of the Company's executive officers, directors and the Selling Shareholders. See "DESCRIPTION OF SECURITIES BEING OFFERED" and "PRINCIPAL AND SELLING SHAREHOLDERS."

FLUCTUATION OF GOLD PRICES

     Since its deregulation in August 1971, the market price for gold has been highly speculative and volatile. Since 1980, gold has fluctuated from a high of approximately $850 per ounce in January 1980 to a low of approximately $285 per ounce in 1985. Currently gold is trading at approximately $385 per ounce. In 1995, gold averaged over $380 per ounce. Instability in gold prices may effect the profitability of the Company's future operations.

DIVIDENDS

     The Company has not paid cash dividends on any of its Common Stock and does not anticipate paying any cash dividends on any of its Common Stock for the foreseeable future. Holders of the Preferred Stock are entitled to an annual cash or stock dividend offered at the rate of eight percent (8%) per year payable out of any funds legally available therefor and payable on January 1, April 1, July 1, and October 1 of each year. Such dividends are cumulative so that if the full dividends in respect of any previous dividend period is not paid, holders of the Preferred Stock are entitled to receive any deficiency before any dividend or other distribution may be made or declared by the Company with respect to any other class of stock including other series of preferred shares should the Company elect to issue such additional series.

     As of the date of this Prospectus, no quarterly dividends have been paid to holders of the Preferred Stock. Management of the Company is presently scheduling payment of accrued dividends in Common Stock as authorized in the Company's "Certificate of Determination of Preferences of Series A Preferred Stock" filed with the Nevada Secretary of State on October 25, 1995.

SELECTED FINANCIAL DATA

     The financial information accompanying this Prospectus reflects the current financial condition of the Company. It should be noted that the Company has not reported a profit from operations since its inception to the present. Management projects that the further exploration and development of the Properties will result in profitable operations although, for the reasons stated elsewhere in this Prospectus, no guarantee to that effect can be made.

USE OF FORWARD-LOOKING STATEMENTS

     This Prospectus contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are found in the Sections of the Prospectus entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION", "DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY" and elsewhere. Prospective Investors are cautioned that the assumptions upon which such statements are based cannot be guarantied by the Company to occur in the future or that the overall success of the Company might be materially adversely affected should such bases (or some of them) not occur.

ADDITIONAL RISK FACTORS

     Prospective Investors should review the Company's audited financial statements included with this Prospectus and the remainder of this Prospectus in its entirety. Other sections of this Prospectus identify other potential risks and special material considerations which should be analyzed by each prospective Investor prior to a decision as to whether to invest in the Common Stock pursuant to this Offering. Prospective Investors are also cautioned that, as with any security, there may be other risks and special material considerations which are not foreseeable at this time which may also materially adversely affect an investment in the Common Stock.

                             TERMS OF THE OFFERING

GENERAL

     The Company is hereby offering a minimum of 250,000 shares and a maximum of 1,500,000 shares of its Common Stock at $6.00. An additional 3,388,120 of Common Stock held in the names of the Selling Shareholders are being registered pursuant to this Offering.

     The primary purposes for which Net Proceeds derived from this Offering are to be used include the following:

          1. Further developing the Nevada Property consistent with the Company's Business Plan;

          2. Expanding and/or delineating (to increase reserves and potential reserves) the Nevada Property, acquiring up to a fifty percent (50%) interest in the mill constructed approximately one mile from the Nevada Property and/or constructing its own mill on the Property;

          3. Paying the sum of up to Two Hundred Thirty-Two Thousand Dollars ($232,000) plus accrued interest through December 31, 1996, of One Hundred Fifty-Two Thousand Eight Hundred Dollars ($152,800) to Anthony Selig pursuant to the Nevada Property Agreement and the Deed of Trust;

          4.  Engaging in exploration activities on the Indonesian Property; and

          5. Paying up to One Million Dollars ($1,000,000) in general and administrative expenses and/or retaining all or a portion of said sum as working capital.

SUBSCRIPTION

     There are hereby offered a total of 1,500,000 shares of the Company's Common Stock at a price of $6.00 per share. In addition, the Selling Shareholders are registering 3,388,120 shares pursuant to this Offering. Each prospective Investor must purchase a minimum of 500 shares of Common Stock. In addition, each prospective Investor will have the right to purchase additional blocks of 100-share lots of Common Stock.

     The Offering Commitment Date is presently scheduled for April 30, 1997, although the Company hereby reserves the right to extend this Offering through December 31, 1997 (the "Offering Termination Date"). On or before the Offering Commitment Date, the Company will be required to accept Subscriptions amounting to the purchase of at least 250,000 shares of Common Stock or to terminate the Offering without having sold any of the Common Stock. The Company reserves the right to accept Subscriptions through the Offering Commitment Date unless this Offering is terminated by the Company prior to such date.

     Each Subscription for the Common Stock will be held in an escrow account established with ________ (the "Bank"). Until such time as a minimum number of Subscriptions are accepted or the Offering Commitment Date is reached without the acceptance of the minimum number of Subscriptions necessary to activate this Offering, Subscription funds will be held in the escrow account but may be invested in short-term certificates of deposit, short-term government securities, demand deposits and bank money market accounts.

     If Subscriptions amounting to at least $1,500,000 (i.e. 250,000 shares) are not accepted on or before the Offering Commitment Date, all Subscription funds together with any interest earned on such funds held in the escrow account will be returned to the persons whose funds were deposited in the escrow account. If Subscriptions amounting to at least 250,000 shares of Common Stock are accepted by the Offering Commitment Date, further Subscriptions which are accepted by the Company will be deposited into an account opened up on behalf of the Company at the Bank and will not be subject to the terms and conditions of the escrow account. Any interest earned on Subscription funds will be distributed to prospective Investors tendering such funds upon activation or termination of the Offering as the case may be.

     The Company reserves the right to discontinue this Offering at any time and also reserves the right, in its absolute discretion, to reject, in whole or in part, any Subscription. No assurance can be given that any or all of the Common Stock will be sold.

SUITABILITY OF INVESTORS

     Sales of Common Stock may be made pursuant to this Offering only to persons who represent that they meet the following minimum requirements:

          1. He/she (either alone or together with his/her spouse) has a net worth (inclusive of home, furnishings, and automobiles) in excess of $50,000; or

          2. He/she (either alone or together with his/her spouse) has a net worth (exclusive of home, furnishings, and automobiles) in excess of $35,000 and during the year of investment anticipates gross income as defined by Internal Revenue Code section 61 in excess of $65,000.

                              PLAN OF DISTRIBUTION

     The Common Stock will be offered by the Company through its Affiliates on a "best-efforts" basis to prospective Investors who the Company believes to possess the minimum suitability standards outlined elsewhere in this Prospectus. In cases where offers and sale of the Common Stock are affected by the Company and/or its Affiliates, no sales or underwriting commissions will be paid. The Company has entered into a financial advisory services agreement with Rhone Finance SA, Geneva, Switzerland, designed to result in the placement of common stock pursuant to this Offering through underwriters. In the event the Company enters into Underwriting Agreements with persons or entities who are broker-dealers and members of the National Association of Securities Dealers, Inc. ("NASD"), the Company may allot up to ten percent (10%) of the Subscription price for the Common Stock as sales and underwriting commissions and an additional two percent (2%) of such Subscription price as "due diligence" fees and expenses.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ "SMALL CAP" MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                 DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY

THE COMPANY

     Nevada Manhattan Mining Incorporated (the "Company") was formed on June 10, 1985, under the provisions of the Nevada General Corporation Act and originally known as "Epic Enterprises Ltd." Pursuant to a Certificate of Amendment to its Articles of Incorporation, the Company changed its name to "Nevada Manhattan Mining Incorporated" on September 11, 1987.

     The Company's current capitalization consists of 49,750,000 shares of Common Stock with a par value of one cent per share ($.01) and 250,000 shares of Series A Preferred Stock with a par value of $1.00 per share. After taking into account a one-for-ten reverse stock split approved by the Company's shareholders and effected in January 1995, 8,676,155 shares of the Company's Common Stock and 135,735 shares of the Preferred Stock were issued and outstanding as of August 31, 1996. The average price per share paid for the Common Stock to date has been approximately $2.00 per share. Investors who subscribed to shares of Preferred Stock have paid $10.00 per share with an effective purchase price for the Common Stock upon conversion of $1.00 per share.

     The Company has its principal executive offices at 5038 North Parkway Calabasas, Suite 100, Calabasas, California 91302. Its telephone number is (818) 591-4400.

     Management of the Company presently consists of a five-member board of directors and employs two (2) full-time executive officers and an additional five (5) full-time employees. The Company has contracted with Harrison Western Mining and Construction, Lakeland, Colorado, to supply labor, service, materials and equipment for Nevada Property operations. The Company has also entered into an agreement with Gold King Mines Corporation to provide mining consulting services with respect to the Nevada Property and with Behre Dolbear & Company, Inc., to provide oversight to the exploration and development activities on the Indonesian Property.

THE COMPANY'S BUSINESS

     The Company's business has been and will continue to be the exploration and mining of precious metals with emphasis in the mining of gold and silver. The Company's existing properties are known as the Manhattan Property (the "Nevada Property") which consists of approximately 1800 acres and which is located near the town of Manhattan, Nevada (approximately 45 miles northeast of Tonopah, Nevada) and 10,000 hectares (25,000 acres) located in the gold belt area of Kalimantan, Indonesia (the "Indonesian Property"). A more thorough description of the Properties is contained in these Sections of the Prospectus below entitled "The Nevada Property" and "The Indonesian Property."

     Management of the Company generally reviews all proposed mining projects submitted by third parties. The Company initially will be heavily dependent upon the mill constructed approximately one mile from the Nevada Property which is currently owned and operated by New Concept Mining, Inc. ("New Concept"). The Company presently intends to use the New Concept mill for milling the ore produced from the Nevada Property and selling bullion dore bars or concentrate for sale to third party buyers. Under the terms of an agreement entered into with the Company, New Concept has agreed to provide the Company with the capacity to initially process between 1000-1200 tons of ore per month. New Concept has also agreed to increase processing capacity once the Company's development program expands. The Company has also been engaged in preliminary discussions with New Concept to purchase up to one half of the mill for the sum of Two Hundred Fifty Thousand Dollars ($250,000). These discussions have not yet resulted in a binding agreement between the Company and New Concept. However, the Company intends to reserve that amount in Net Proceeds to enable it to purchase an interest in the mill should a definitive agreement with New Concept be reached and the Company is successful in selling a sufficient number of shares of Common Stock pursuant to this Offering. In the alternative, the Company may use the amount so reserved from Net Proceeds to help finance the cost of constructing its own mill on the Nevada Property.

     Mining operations, in general, and the Company's proposed operations on the Nevada Property will be subject to extensive federal, state, and local governmental regulation affecting mining exploration, extraction, use and disposal of hazardous substances, reclamation of the surface and subsurface as a result of operations and other aspects of the Company's proposed operations on the Property.

     Some of these regulations and statutes are discussed in further detail in the section of the Prospectus entitled "RISK FACTORS AND SPECIAL MATERIAL CONSIDERATIONS."

     While regulation of mining operations has been extensive in the past and it is anticipated will continue to be extensive in the foreseeable future, it is impossible to anticipate any changes to such regulations. The implementation of additional regulations or the impact such changes or additional regulations may have on the Company's proposed operations.

     The Company has budgeted the sum of One Hundred Thousand Dollars ($100,000) from sums anticipated to be spent for compliance with applicable environmental laws. However, the Company can provide no assurance that the amount so budgeted for environmental compliance will be consistent with the amounts actually spent for compliance or that the actual amount of such compliance may not be substantially greater than that which has been projected to be spent by the Company pursuant to the budget.

     It should be noted that over the past three years, the Company has expended almost Five Hundred Seventy-Eight Thousand Dollars ($578,000) on research and development expenses on or relating to the Nevada Property. These expenses relate primarily to developing the most effective means by which to extract the ore and transport it to the New Concept mill approximately one mile from the Nevada Property.

THE NEVADA PROPERTY

     The Nevada Property consists of 28 patented and 65 unpatented claims aggregating approximately 1,800 acres.

     The Company originally acquired its rights to the Nevada Property pursuant to a mining agreement dated April 4, 1987 (the "Nevada Property Agreement"), with Anthony C. Selig and related entities (the "Selig Entities"). On December 9, 1987, the Selig Entities and the Company entered into an amendment to the Nevada Property Agreement reducing the purchase price of the Nevada Property from Two Million One Hundred Thousand Dollars ($2,100,000) to Six Hundred Thousand Dollars ($600,000) and modifying, amongst other things, the schedule of semi-annual payments due from the Company to the Selig Entities in consideration of the purchase of the Nevada Property.

     On March 2, 1989, the Company entered into an agreement entitled "Manhattan Mining Property Agreement" with Argus Resources, Inc., a Nevada corporation; Argus Mines, Inc., a Nevada corporation (the "Argus Companies") and the Selig Entities (the "Nevada Property Agreement"). This agreement was entered into after a dispute had arisen between Argus Resources, Inc., and the Selig Entities under the lease agreement which had been previously entered into between such parties and which originally formed the basis upon which the Company derived its title to the Property. This agreement also modified certain terms and conditions contained within the Nevada Property Agreement.

     Under the terms of the Nevada Property Agreement, as amended, the Company was required to pay and did pay to the other parties the sum of Twenty Five Thousand Dollars ($25,000) upon execution of the agreement. The Company also agreed to pay the Argus Companies the additional sum of One Hundred Sixty-Five Thousand Dollars ($165,000) in monthly installments of Seven Thousand Five Hundred Dollars ($7,500), commencing on April 15, 1989, and continuing thereafter until the entire sum was paid in full. The Nevada Property Agreement, as amended, further required the Company to issue 1,000,000 shares of Common Stock as additional consideration to Argus Resources, Inc. In fact, the Company paid the Argus Companies, Inc., and the Selig Entities all amounts due under the Nevada Property Agreement, as amended, and issued 1,000,000 of Common Stock to Argus Resources, Inc.

     Pursuant to the terms and conditions of the Nevada Property Agreement, as amended, the Argus Companies executed a Corporation Quitclaim Deed conveying a forty percent (40%) undivided interest in the Nevada Property to the Company on March 9, 1989. Concurrently therewith, the Company delivered a Deed of Trust and Assignment of Rents (the "Deed of Trust") to the Selig Entities to further secure the obligations under the Nevada Property Agreement. Both the Corporation Quitclaim Deed and the Deed of Trust were duly recorded in the office of the county records by and for Nye County, Nevada.

     In June 1993, the Company entered into a Joint Venture Agreement with Marlowe Harvey/Maran Holdings, Inc. ("Marlowe Harvey"), Argus Resources, Inc. and the Selig Entities respecting the Nevada Property. Under the terms of the Joint Venture Agreement, Marlowe Harvey was entitled to a fifty-one percent (51%) interest in the Nevada Property in consideration of Marlowe Harvey assuming certain obligations, including the purchase of the Deed of Trust from the Selig Entities. The remaining forty-nine percent (49%) interest in the Nevada Property was to be held by equally by Argus Resources, Inc. and the Company in consideration of their payment of their pro rata share of all amounts due under the promissory note secured by the Deed of Trust created by the Nevada Property Agreement, as amended. The failure of either Argus Resources, Inc. or the Company to pay any amounts due under the note during the first year of the joint venture was to be deemed a default, requiring the defaulting party to quit claim its interest in the Nevada Property to the remaining parties. The Argus Companies, Marlowe Harvey and the Company were also responsible for their pro rata share of all property development expenses. At the time, Marlowe Harvey was the operator of the Nevada Property and responsible for all operations relating to maintaining the Nevada Property in accordance with the Mining Agreement.

     On October 20, 1995, the Company and Mr. Harvey "as an individual and for Maran Holdings and Argus Resources" executed an agreement (the "Amended Joint Venture Agreement") which purports to amend the June 1993 Joint Venture Agreement. The Amended Joint Venture Agreement obligates Marlowe Harvey to convey to the Company within ten days of the date of execution of such Agreement fifty-two percent (52%) of the outstanding and issued stock in Argus Resources, Inc.("Argus") in exchange for the payment of One Hundred Forty-Seven Thousand Dollars ($147,000), to be paid in the future from a percentage of Argus' share of the net proceeds realized from the sale of gold production on the Nevada Property. In addition, Marlowe Harvey agreed to convey a 1% interest in the Nevada Property to the "management" of the Company (Messrs. Michaels and Kramer) in exchange for a "production payment" of Forty Seven Thousand Dollars ($47,000), likewise to be paid from future production attributable to Argus Resources, Inc. It was and is the intention of the Company's officers to convey their rights under the Amended Joint Venture Agreement to the Company in exchange for the Company's assumption of such officers' obligations under such Agreement.

     Both the obligations of the Company and its officers under the Amended Joint Venture Agreement were to be secured by the pledge of Common Stock (in the case of the Company, 1,235,429 shares) with "piggy back" registration rights to be granted to Marlowe Harvey in two years in the event $147,000 is not paid from production by that time. If only a portion of the production payment is made by October 20, 1997, the obligation to seek registration will be ratably reduced. The Company was further required to issue 1,186,981 shares of its Common Stock to Maran Holdings, Inc., an Affiliate of Argus, at the time at which it was obligated to issue to Argus the shares to be used as security for the production payment.

     The Amended Joint Venture Agreement also required both the Company and its joint venture partners to each make one-half of the property tax payments and the payments due to the Selig Entities under the Nevada Property Agreement. Both of these payments are due in January of each year.

     In January 1996, the Company notified Marlowe Harvey that it had been "ready, willing, and able" to convey the Common Stock pursuant to the terms of the Amended Joint Venture Agreement. In addition, the Company made all of the required property tax payments relating to the Nevada Property and the payments due to the Selig Entities in reliance upon the terms of the Amended Joint Venture Agreement. Marlowe Harvey has failed to reimburse the Company for its one-half share of the property tax payments and the payments due to the Selig Entities which were advanced on its behalf by the Company and has failed to make the conveyances required by the terms and conditions of the Amended Joint Venture Agreement. As a result, the Company instituted an action in Nye County, Nevada on November 4, 1996, seeking specific performance and damages against Marlowe Harvey, Maran Holdings Inc., Calais Resources Inc., and Argus Resources, Inc. This action is described in further detail under the Section of this Prospectus entitled "LEGAL MATTERS, AUDITORS, AND PENDING LEGAL PROCEEDINGS-Legal Proceedings". Regardless of the outcome of this action, the Company will continue to operate this property and believes it will continue to own the interest in the Nevada Property which it acquired by virtue of the previous agreements it entered into which relate to the Nevada Property.

     The Nevada Property is located in an historic mining district which has experienced mining operations from 1866 to the present with the major activity in the late 1860s, between 1906 and 1921, and from 1960 to the present. Placer and lode mining took place principally in the Reliance Mine, the White Caps Mine, the Union Amalgamated Mine, the Manhattan Consolidated Mine, the Earle Mine, the Big Four Mine, and the April Fool Mine. The United States Geological Survey reports historic production through 1959 of 260,000 ounces of lode gold and 206,000 ounces of placer gold mined in the Manhattan Mining District. Since 1959, the more significant gold production occurred from the Echo Bay and Nevada Gold Fields mines which border the Nevada Property. Such mines have yielded production in excess of 500,000 ounces of gold.

     The Nevada Property lies in several shallow gullies in a general area which is located between 7,500 to 7,800 feet in elevation. Mineralization of the Nevada Property appears to be structurally controlled by a series of parallel east-northeast trending faults dipping from 50 to 75 degrees southwest and with some cross or perpendicular faults. The Nevada Property consists of two distinct areas which require different mining and production techniques. Gold mineralization in the vicinity of "Litigation Hill" is near the surface and much less expensive to mine. The lower grade ore will be "leached" while higher grades of ore will be milled. Gold mineralization located in the White Caps Mine have revealed two delineated ore bodies below the 600-foot level and a deeper exploration target requiring substantially higher costs for extraction as compared to "Litigation Hill." "Dewatering" the mine and driving a decline to the 800-foot level could become quite costly. Additionally, gold ore obtained from the White Caps Mine may be required to be processed using autoclave technology in order to comply with environmental regulations due to the ore's high content of antimony, mercury, arsenic, and sulphur; nevertheless, the Company believes that the deep ore bodies located within the White Caps Mine may have sufficient potential to justify a large development program. Both the "Litigation Hill" and White Caps Mine areas of the Property will be discussed below.

     The Nevada Property is adjacent to three existing gold mines. Immediately adjacent to the west of the Nevada Property is the Manhattan Mine formerly owned by Echo Bay Minerals Company now a part of the Smokey Valley Combined Operation. This mine has produced approximately 500,000 ounces of gold over the last 10 to 15 years. Operations at this mine have been suspended.

     Immediately to the south of the Nevada Property is the Keystone Mine which was developed by Nevada Gold Fields Company. Proven reserves were reported at 100,000 tons of gold ore averaging .21 ounces per ton. Probable reserves were reported at an additional 100,000 tons.

     Approximately 14 miles to the north of the Property is the Smokey Valley Combined Operation mining activities known as the Round Mountain Mine. This mine is currently the largest producer of gold ore in the district with production estimated at more than 350,000 ounces of gold per year and 7,000,000 ounces in reserve and is one of the largest heap leach operations in the world.

     The White Caps Mine was historically one of the more prolific gold mines located in the Manhattan Mining District. Production of gold began in 1911 and remained in production until 1935 when the vein was lost and the lower levels of the mine encountered water. A total of 120,000 ounces of gold were produced during that period. The mine was closed in 1942 by executive order relating to all "mining activities non-essential to the [World War II] effort."

     The mine was found to be flooded from its deepest point at the 1,300 foot level to the 450-foot level. Beginning in 1957, a $400,000 program was put in place to "dewater," renovate, and reactivate the mine. Pumping of water began that year and by 1958, the water level was down to the 800-foot level. At that time some exploration resumed at the upper levels of the mine. At the 300-foot level, antimony-mercury ore grading 60 percent and 8 percent, respectively, was discovered.

     An expensive antimony deposit (also containing gold and mercury values) was located near the 500-foot level and plans were made to begin mining activities after the renovation of the mine was completed. While continuing to explore for gold mineralization on the lower levels of the mine, the owners leased out the right to mine antimony-gold-mercury ore above the 600-foot levels in 1962 and production thereafter began.

     A diamond drilling program in 1962 relocated the gold ore vein which had been lost in 1935 when it faulted out at the 600-foot level. Drilling of the formation began at the head of the winze (i.e. incline shaft) and continued down to the 1,200-foot level. Eight regularly-spaced holes of approximately 100 feet in length were drilled. These holes revealed a gold mineralized area 65 feet wide with values ranging as high as 7.7 ounces per ton and averages over .8 ounces per ton. This mineralization is found in the foot wall of the old winze.

     The next phase of the 1962 drilling program consisted of diamond drilling a "hole" starting at the 1,200-foot level. Six holes of approximately 100 feet in length each were drilled and revealed gold values averaging over three ounces per ton with a high of six ounces per ton. This drilling program blocked out a proven ore reserve of over 14,000 ounces of gold according to a 1964 report published by the California Mining Journal. The program also indicated that an ore body containing several hundred thousand ounces of gold is present in the relocated vein which runs from the 600-foot level down to the 800-foot level and from the 1,200-foot level down to at least the 1,300-foot level.

     Before production could begin, a fire was accidentally started by a pumping subcontractor at the 300-foot level. The ore bins, shaft, and head frame were destroyed and the mine was closed in 1964. The low price of gold (then $35 per ounce), high costs to rebuild the damaged mine, and the lack of funds caused the White Caps Mine to close in 1964 and has remained closed since that time. The Company's plans include reentering this mine and resuming gold exploration and production.

     By contrast, "Litigation Hill" was the site of both Earle and Consolidated Mines, all early producers of high-grade ore until the veins ran out. Recent geomagnetic activity and a drilling program have located several small commercial-sized deposits of medium-grade gold ore which can be either milled or heap leached.

     The Company has conducted a geophysics and geochemical survey of Litigation Hill. A Schlumberger resistivity survey indicated gold mineralization down to a depth of 1,000 feet (the limit of the instrument's sensitivity). Bulk sampling of the ore dumps remaining at these mines indicated that the overall average grade of the dumps of .206 ounces of gold per ton. Over 1,500 tons of ore were proven with another 500 tons considered to be probable reserves.

     The 1987 exploration of underground workings on Litigation Hill showed that the Earle Mine had experienced massive cave-ins. Two samples were taken from channel cuts. These samples indicated values of .120 ounces of gold per ton. The Bath Mine was accessible through a stope which leads directly to the main haulage decline. Channel cut samples were taken on pillars left in previously-worked stopes. Values varied from .64 to 1.288 ounces of gold per ton.

     The Company initiated a rotary drilling program in 1988. Holes drilled pursuant to the program varied in depth from 200 feet to 525 feet. Gold values located in the carbonates at a depth of 70 feet indicate that open pit mining is suitable for the lower grade ores which are present.

     The Company commenced an exploration program during the years 1989 and 1990. This program consisted of two parts: Conducting a magnetic survey of the Property and drilling 25 reverse circulation drill-angle holes varying in depth from 50 to 150 feet. The magnetic survey identified the areas around Litigation Hill and the White Caps Mine as strong targets for further exploration. The drilling program located several areas of gold mineralization and a small ore body of about 5,500 tons containing gold values of .18 ounces per ton.

     In September 1993, the joint venture partners began a decline (i.e. tunnel) in order to intercept a drill hole which had been drilled by Freeport Mining Company in 1983. The drill hole revealed that from 465 feet to 505 feet below the surface, an average gold grade of .886 ounces of gold per ton over 40 feet existed. The decline was completed during the spring of 1994, and drill stations were prepared. Exploration commenced and is ongoing as of the date of this Prospectus. Drilling commenced and is ongoing as of the date of this Prospectus. The decline is approximately nine feet by nine feet and runs at an approximately twelve degree grade. At the 500-foot level, a turnaround or transfer bay has been added to enable the operators of the mine to successfully remove ore in a cost-effective method.

     The 1993 drilling program also included the mapping and sampling of the old workings of the Consolidated Mine (which was closed in 1939) as well as the drilling and sampling of the decline itself in the immediate potential ore zones contained within the decline.

     In July 1995, the Company engaged the services of William R. Wilson, a minerals industry consultant, to prepare the Business Plan. According to the Business Plan, two alternative plans for exploration and development of the Property exist. The first plan would extend the existing decline in the White Caps Mine to the 565-foot level, rehabilitate and mine old workings in the Consolidated Manhattan Mine, drift and mine a new area near the drill hole which was intercepted by the decline formed during the 1993 program, rehabilitate the White Caps Shaft, and mine the 565-foot level, 670-foot level, 800-foot level, 910-foot level, 1120-foot level, 1200-foot level, and 1300-foot level of the White Caps Mine.

     According to the Business Plan, the major advantage to this alternative would be that access to the lower levels of the White Caps Mine would be considerably improved. It is anticipated that the lower levels may yield higher grade ore as compared to the yields anticipated at current levels of the mine.

     A cash analysis pertaining to the first alternative projected capital costs during the first year of operations to be $1,463,290, operating costs of $1,719,699 and production of 7,960 ounces of gold resulting in revenues of $3,088,430. As a result, the cash analysis prepared for the first alternative projected a positive cash flow of $92,804 after taking into account depreciation, depletion, and amortization.

     The second alternative identified in the Business Plan would extend the decline in the White Caps Mine to the 565-foot level, rehabilitate any mine old workings in the Consolidated Manhattan Mine, drift and mine a new area near the drill hole which was intercepted by the decline formed during the 1993 program, mine the 565-foot level only in the White Caps Mine, and conduct underground sampling in the White Caps Mine in the 670-foot through 1,300-foot levels.

     The Business Plan identifies the major advantage to this alternative to be significantly reduced capital costs combined with the opportunity to sample underground the White Caps Mine without rehabilitating the White Caps shaft. The disadvantages of this alternative are that mining access to the lower portions of the White Caps Mine may not be completed and it is still not known whether access can be obtained to each of the levels below the 560-foot level.

     A cash analysis pertaining to the second alternative projected capital costs during the first year of operations to be $605,840, operating costs of $1,046,063 and production of 4,568 ounces of gold resulting in revenues of $1,772,539. As a result, the cash analysis prepared for this second alternative projected a positive cash flow of $425,326 after taking into account depreciation, depletion, and amortization.

     The Business Plan concludes by recommending the second alternative as the preferable alternative for the Company to follow. In June 1996, the Company initiated the second alternative by contracting with Harrison Western Mining and Construction Company, Lakeland, Colorado, to execute this plan.

     The Company has begun to establish near-surface gold deposits. Initial exploration of this nature has revealed two near-surface targets showing commercial grades and quantities. These are now being developed for processing and the Company has established an ongoing exploration plan of this nature due to this success.

     All permits for this operation have been issued and the Company is in compliance with all state, federal, and environmental regulations to the best of its knowledge and belief.

THE INDONESIAN PROPERTY

     In August 1996, the Company acquired an undivided fifty-one percent (51%) interest in a gold exploration property comprising 10,000 ectares (25,000 acres) located in Kutai County, Long Bagun District, East Kalimantan, Indonesia (the "Indonesian Property"). Ownership of the Indonesian Property will be assigned by the Company to a new wholly-owned subsidiary formed under the laws of the British Virgin Islands and known as "Kalimantan Resources."

     Mineralization of Kalimantan occurred as a result of magmatic "arcing" of the earth's crust at the ocean floor. There are approximately fifteen known "arcs" comprising all of Indonesia. Six of these arcs contain all of the gold and copper deposits currently discovered in Indonesia. The Central Kalimantan Arc is the area which has evidenced the majority of recent attention of mineral exploration efforts, and is the area in which the Indonesian Property is located. Located in the same general area is the Kelian Mine which has reportedly yielded production of gold ore of approximately 95 tonnes (metric tons) grading 1.85 ounces of gold per tonne (i.e. 5.8 million ounces) from two main ore bodies and four satellite zones. This mine is Indonesia's primary gold deposit and is located approximately eighty-five kilometers to the south of the Indonesian Property. Further south is Mt. Muro which has reportedly yielded 10 million tonnes grading .38 ounces per tonne, or 1.2 million ounces of gold. At present, it is impossible to predict whether the Indonesian Property possesses any recoverable reserves of gold ore or whether the yields noted in the above-described mines will be indicative of the yields to be established on the Indonesian Property.

     The Company acquired its interest in the Indonesian Property pursuant to a document entitled "Principles of Agreement" dated August 19, 1996. The parties to this agreement are Maxwells Energy and Metals Technology Ltd., a Bahamian company ("Maxwells") and the Company. In exchange for a fifty-one percent (51%) working interest in the Indonesian Property, the Company agreed to convey to Maxwells Four Hundred Thousand (400,000) shares of its Common Stock. In addition, the Company must issue an additional Four Million (4,000,000) shares of its Common Stock to Maxwells should an investment banker confirm by independent appraisal that the Indonesian Property is valued to be at least Twelve Million Dollars ($12,000,000 U.S.) and/or such investment banker provides financing to the Company based upon an evaluation of at least Twelve Million Dollars ($12,000,000 U.S.) or upon the appreciation of the Common Stock in an aggregate amount exceeding Twelve Million Dollars ($12,000,000) within ninety
(90) days of an announcement by the Company of its acquisition of the Indonesian Property. As of the date of this Prospectus, Four Hundred Thousand (400,000) shares have been issued to Maxwells and have been registered pursuant to the Form BD filed in connection with this Prospectus.

     While the Company was entitled to defer exploration activities for six (6) months, exploration activities were commenced in October 1996. If the Indonesian Property achieves the required appraised mineral value, the Company will have the further obligation to register with the Securities and Exchange Commission a total of One Million (1,000,000) shares of the Common Stock issued to Maxwells. In addition, if the shares of Common Stock reach a "strike" price of $10 per share for a period of at least thirty (30) days, Maxwells will be entitled to the issuance of a total of One Million Four Hundred Thousand (1,400,000) shares regardless of the valuation of the Indonesian Property.

     Under the agreement with Maxwells, the Company is responsible for one hundred percent (100%) of all exploration and operating expenses relating to the Indonesian Property. Maxwells also enjoys antidilution rights with respect to the Common Stock to be issued under the agreement provided exploration activities result in a valuation evidencing a yield of at least two million (2,000,000) ounces of gold.

     Maxwells has agreed to provide a voting trust in favor of existing management. Maxwells is not, however, required to vote its shares with existing management in connection with the registration of Common Stock issued or to be issued to Maxwells. Maxwells' consent is also required in the case of any issuance of the Company's capital stock exceeding Two Hundred Fifty Thousand Dollars ($250,000). Maxwells has consented to the issuance of 1,500,000 shares of Common Stock by the Company pursuant to this offering.

     The Company has only recently acquired its interest in the Indonesian Property. As a result, it has not developed as detailed a business plan for exploration and development as compared to the Nevada Property. The Company has undertaken efforts to confirm the chain of title which it believes to exist with respect to the Indonesian Property.

     The Company has entered into an agreement with Behre Dolbear & Company, Inc. ("Behre Dolbear"), an internationally recognized mining consulting firm. Behre Dolbear will be responsible for providing independent technical advisory services to the Company as more particularly outlined in the agreement. A more thorough description of this agreement is described in the Section of the Prospectus "MANAGEMENT."

                                USE OF PROCEEDS

     The gross proceeds from the sale of the Common Stock by the Company will range from a minimum of $1,500,000 to a maximum of $9,000,000. The Company expects the proceeds derived from the sale of the Common Stock to be expended as follows:

                                                                MINIMUM           MAXIMUM
                                                             SUBSCRIPTIONS     SUBSCRIPTIONS
                                                             -------------     -------------
        Subscriptions(1).................................     $ 1,500,000       $ 9,000,000
        Sales and Underwriting Commissions(2)............         180,000         1,080,000
        Legal and Accounting Fees........................          80,000           120,000
        NET PROCEEDS TO COMPANY..........................       1,240,000         7,800,000
                                                               ==========        ==========
        Payment to Anthony C. Selig, et al.(3)...........     $   100,000       $   384,800
        Expansion of Mine, Exploration and Development of
          Nevada Property, and Mill Expansion(4).........         500,000         1,500,000
        Exploration Activities on Indonesian
          Property(5)....................................         500,000         4,915,200
        General and Administrative Expenses(6)...........         240,000         1,000,000
                                                               ==========        ==========

---------------

(1) A minimum of 250,000 shares and a maximum of 1,500,000 shares of Common Stock will be sold at a price of $6.00 per share.

(2) The Company has allocated up to $1,080,000 from the sale of the Common Stock for sales and underwriting commissions. The Company anticipates that as a result of the financial advisory services agreement which it has recently entered into with Rhone Finance SA, Geneva, Switzerland, it may enter into Underwriting Agreements with broker-dealers who are members in good standing with the National Association of Securities Dealers, Inc. Under the terms of these agreements, the Company will pay up to ten percent in sales commissions and an additional two percent for "due diligence" fees and expenses.

(3) Under that certain Mining Agreement dated April 4, 1987, as amended, the Company is required to pay up to $384,800 in principal and accrued interest payments to release the deed of trust securing the Company's obligations to Anthony C. Selig and related entities (the "Selig Entities"). If the Company is successful in selling at least 250,000 shares of the Common Stock, the entire principal balance due under the Mining Agreement, as amended, including all interest which has accrued thereon, may be paid to the Selig Entities in full whereupon the deed of trust securing the Property will be released.

(4) The Company anticipates expending up to $1,500,000 to expand mining operations on the Nevada Property consistent with the Business Plan as more fully described in the Section of the Prospectus entitled "DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY." Such expansions would include extending the existing decline to the White Caps Mine at the 565-foot level, rehabilitation and mining old workings in the White Caps Mine, drifting and mining a new area near a drill hole which was intercepted by the decline formed during the 1993 drilling program, rehabilitation of the White Caps Shaft, and mining the 565-foot level, 670-foot level, 800-foot level, 910-foot level, 1120-foot level, 1200-foot level, and 1300-foot level of the White Caps Mine. If only the minimum number of Subscriptions are raised pursuant to this Offering, the Company will continue with its present course of business and use revenues derived from ongoing operations to finance and execute the above-described expansion. The Company has also been engaged in discussions with the owner of the mill, New Concept Mining, Inc., concerning the acquisition of up to a fifty percent interest in the mill currently adjacent to the Nevada Property. To date, no definitive agreement has been reached. The Company anticipates that if such an agreement is reached, the Company intends to expend up to $250,000 in consideration of acquiring up to a fifty percent interest in the mill. In the alternative, the Company will utilize such amount to help finance the construction of its own mill on the Nevada Property.

(5) The Company anticipates that up to $4,915,200 will be expended on data collection, reconnaissance surveying, reporting, field work, sampling, data processing, laboratory analyses, prospect evaluation, mineralization mapping, additional acquisitions, and exploration drilling activities. All of these activities will be undertaken subject to the advice and independent consulting services provided to the Company by Behre Dolbear & Company, Inc. ("Behre Dolbear"), pursuant to a Consulting Services Agreement dated October 7, 1996, and more particularly described elsewhere in this Prospectus. The actual work on the Indonesian Property will be performed by Five Engineering Consultants, Bandung, Indonesia, under the supervision of Behre Dolbear.

(6) The Company currently expends approximately $60,000 per month in general and administrative expenses. These expenses include salaries of all employees (including its executive officers and directors), rent, health insurance, travel and entertainment expenses, postage and courier and stock transfer expenses. It is anticipated that once exploration and development occurs on the Properties, general and administrative expenses may be paid from such operations. To the extent that the Company does not utilize all funds allocated for general and administrative expenses, such excess will be retained by the Company as additional working capital.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The Company's Bylaws authorize the creation of the offices of President, Treasurer (Chief Financial Officer), one or more Vice Presidents, Secretary, and one or more Assistant Secretaries and Assistant Treasurers as the Board of Directors deems proper. The Bylaws also provide for not less than three directors and not more than seven directors who shall hold office until the following annual meeting of the shareholders. The Bylaws further provide that the number of directors may be increased by the affirmative vote of the Board of Directors or a majority in interest of the shareholders at an annual or special meeting.

     The executive officers and directors of the Company are as follows:

          NAME              AGE                         POSITION
------------------------    ----     -----------------------------------------------
Christopher D. Michaels      52      President and Chairman of the Board
Jeffrey S. Kramer            42      Senior Vice President, Chief Financial Officer
                                     and Director
Stanley J. Mohr              61      Vice President of Shareholder Relations and
                                     Director
Edna Pollock                 60      Director
Joseph Rude III, M.D.        52      Director
William Michaels             79      Vice President of Client Relations

     CHRISTOPHER D. MICHAELS cofounded the Company in June 1986. Since then he has served as President, Chief Executive Officer, and Chairman of the Board and is entitled to retain his positions with the Company until the next annual meeting of the Company's shareholders. Mr. Michaels received a bachelor of arts degree from Alfred University located in New York. After graduation, he accepted a post with the United States government overseas in the Peace Corps. Since 1980, Mr. Michaels has acted in sales and management positions in corporations whose primary business consists of mining and minerals. Mr. Michaels has extensive background and experience in international relations and has spent considerable time at the Company's Bolivian mine site (closed in 1992) as well as on the Nevada Property. Mr. Michaels is a party and is subject to the permanent injunction more particularly described in the Section of the Prospectus entitled "LEGAL MATTERS, AUDITORS, AND PENDING LEGAL PROCEEDINGS." Mr. Michaels has also been and is subject to a cease and desist order issued by the Pennsylvania Securities Commission issued February 27, 1989 prohibiting the Company, Mr. Michaels and other executive officers from violating Section 201 of the Pennsylvania Securities Act of 1972 relating to the sale of unregistered "penny stocks."

     JEFFREY S. KRAMER, Senior Vice President, Chief Financial Officer, Secretary-Treasurer, and Director, has held these positions since 1989 and is entitled to retain these positions with the Company until the next annual meeting of the Company's shareholders. He has held management positions with Continental Cafes. As Chief Financial Officer, Mr. Kramer's responsibilities include business affairs, contract administration, public relations, broker and shareholder relations. Mr. Kramer is a party and is subject the regulatory proceedings described in the Section of the Prospectus entitled "LEGAL MATTERS, AUDITORS, AND PENDING LEGAL PROCEEDINGS" and the action taken by the Pennsylvania Securities Commission detailed above with respect to Mr. Michaels.

     STANLEY J. MOHR, has been Vice President Client Relations with Nevada Manhattan since 1986. Mr. Mohr became a Director in 1992 and is entitled to retain his current positions with the Company until the next annual meeting of the Company's shareholders. Mr. Mohr has been employed as a marketing executive with several mining and mineral related companies and has gained extensive experience in many phases of operations in the mining industry. Mr. Mohr held a real estate license issued by the state of Nevada from 1976 to 1984. Mr. Mohr was a party and is subject to the regulatory proceedings more particularly described in the Section of the Prospectus entitled "LEGAL MATTERS, AUDITORS, AND LEGAL PROCEEDINGS."

     EDNA POLLOCK was elected to the Board of Directors on April 3, 1995 and is entitled to retain her position as director until the next annual meeting of the Company's shareholders. Ms. Pollock is a court reporter in North Carolina and has been a shareholder of record since 1989. She has been an active member of the Shareholders' Advisory Committee for several years representing shareholders at Director's meetings. Ms. Pollock is a graduate of Columbia University, New York, New York, having received her bachelor of arts degree in Journalism. She spent twenty-eight years as a freelance reporter for both the federal and state courts in North Carolina and acted in her official capacity as a court reporter at numerous depositions, arbitrations, hearings, and conventions.

     DR. JOE RUDE' III was elected to the Board of Directors on April 3, 1995 and is entitled to retain his position as a director until the next annual meeting of the Company's shareholders. Dr. Rude' is a radiologist and has been practicing his medical specialty since 1977 Georgia. Dr. Rude' has been a shareholder of record since 1989 and has been an active member of the Shareholders' Advisory Committee for several years representing shareholders at Director's meetings. Since 1995, Dr. Rude' has been a diagnostic radiologist at Quantum Radiology, Atlanta, Georgia. From 1977 to 1995, he was associated with Cobb Radiology Associates, Austell, Georgia, which merged with Quantum Radiology in 1995. Dr. Rude' is a graduate of the University of Texas, Austin, Texas, where he received his bachelor of arts degree in 1966. In 1970, he was awarded a medical degree from the University of Texas Southwestern Medical School, Dallas, Texas. Dr. Rude' is board certified in radiology and served in the United States Air Force as a flight medical officer from 1971 to 1973.

     WILLIAM MICHAELS, Vice President of Client Relations, has served in such capacity or in other capacities since the Company's inception. Mr. Michaels is the father of Christopher D. Michaels, the Company's President and Chairman of the Board. Mr. Michaels is a party and is subject to the regulatory proceedings more particularly described in the Section of the Prospectus entitled "LEGAL MATTERS, AUDITORS AND PENDING LEGAL PROCEEDINGS."

SIGNIFICANT EMPLOYEES AND CONSULTANTS

     The Company has entered into employment agreements dated January 1, 1995, with Christopher D. Michaels and Jeffery S. Kramer relating to their respective positions as executive officers and directors of the Company. Under the terms and conditions of these employment agreements, both Mr. Michaels and Mr. Kramer are required to devote substantially all of their business time and effort during normal business hours to the Company through December 31, 1997. As compensation for the services rendered and to be rendered to the Company, Mr. Michaels is entitled to receive annual salaries equal to One Hundred Forty-Eight Thousand Seven Hundred Twenty-Seven Dollars ($148,727) per annum which Mr. Kramer is entitled to a salary of One Hundred Thirty-Seven Thousand Two Hundred Twelve Dollars ($137,212) per annum. Both the salaries of Mr. Michaels and Mr. Kramer are to be reviewed on each anniversary date of the Agreement by the board of directors for the purposes of either increasing or decreasing such base salary. The Board, however, may not reduce the base salary of either Mr. Michaels or Mr. Kramer by more than twenty percent (20%) of the base salary for the immediately preceding year. In addition, both Mr. Michaels and Mr. Kramer have each received 900,000 shares of the Company's Common Stock as part of their compensation under the terms of their employment agreements.

     In addition to the base salaries and stock options, both Mr. Michaels and Mr. Kramer are entitled to receive reimbursement on a monthly basis for all reasonable expenses incurred in connection with the performance of their duties under the employment agreement. Mr. Michaels and Mr. Kramer are also entitled to certain fringe benefits (including but not limited to paid vacation and participation in medical insurance plans and employee benefit plans) which now are or may thereafter become available to all executive officers of the Company and such other benefits (if any) as may be authorized from time to time by the board of directors of the Company. The employment agreements also authorize these officers to receive a "merit bonus" ranging between twenty-five percent (25%) and seventy-five percent (75%) of such officer's base salary in the event the Company experiences operating cash flow for a fiscal year equal to not less than One Million Dollars ($1,000,000). Specifically, if the Company's operating cash flow for any fiscal year ranges between One Million Dollars ($1,000,000) and Two Million Dollars ($2,000,000), both Mr. Michaels and

Mr. Kramer will be entitled to a "merit bonus" equal to twenty-five percent(25%) of his base salary; if the operating cash flow is between Two Million Dollars ($2,000,000) and Three Million Dollars ($3,000,000) for any fiscal year, the "merit bonus" will be equal to fifty percent (50%) of such officer's base pay; and if the Company's operating cash flow is over Three Million Dollars ($3,000,000) or more during any fiscal year, during the term of the Agreement, such officer's "merit bonus" will be equal to seventy-five percent (75%) of such officer's base salary. In the event of termination of the employment agreement by the Company for cause or by such officer without cause, the "merit bonus" is not required to be paid. In the event of termination for any other reason, the "merit bonus" will be prorated for the fiscal year in which termination occurs.

     The employment agreements with Messrs. Michaels and Kramer contain a covenant prohibiting such officer from engaging directly or indirectly as a principal partner or director or officer of any business competitive with the Company. However, such officer may hold up to a five percent (5%) equity interest in any entity engaged in a business competitive with the Company without violating such covenant.

     The agreements contain provisions for termination in the event of such officer's permanent disability, death, or for cause. In addition, the agreements provide for severance compensation equal to such officer's highest monthly base salary times thirty-six. Both Mr. Michaels and Mr. Kramer also possess an option to acquire up to twenty-five percent (25%) of the number of then outstanding shares of the Company's capital stock at a price of five cents per share in the event of an occurrence of a "Change in Control." For the purposes of such employment agreements, the term "Change in Control" shall be deemed to have occurred if the Company sells substantially all of its assets to a single purchaser or to a group of associated purchasers in a single transaction or series of related transactions; shares of the Company's outstanding capital stock constituting more than twenty percent (20%) of the voting power of the Company's outstanding capital stock are sold, exchanged, or otherwise disposed of in one transaction or in a series of related transactions; or the Company is a party to a merger or consolidation in which the Company is not the surviving entity or the Company's shareholders receive shares of capital stock of the new or continuing corporation constituting less than 80 percent of the voting power of the new or continuing corporation.

     The Company has engaged the services of Arthur J. Mendenhall to act as project geologist for the Nevada Property. His duties include acting as the on-site representative of the Company and to provide geological exploration and mining grade control of the Nevada Property on a daily basis.

     Mr. Mendenhall is an experienced mining geologist. He received his bachelor of science degree in 1971 and his master of science degree in geology from Utah State University, Logan, Utah. Mr. Mendenhall's work experience includes roles supervising and monitoring the work of senior geologists in the coring and sampling of ore; working as senior geologist in the sampling and mapping of tertiary volcanic rock formations in gold exploration projects; collecting cuttings and core samples for geochemical analyses; drafting drill hole cross sections; and supervised drilling operations for bentonite and iron ore. Mr. Mendenhall has completed the Occupational & Safety Hazard Agency ("OSHA") forty-hour hazardous waste site training course and OSHA'S refresher course, and has attended other geological seminars and courses relevant mining. Mr. Mendenhall is a registered geologist in the Commonwealth of Pennsylvania and a member of the Geological Society of America.

AGREEMENT WITH GOLD KING MINES CORPORATION

     On April 1, 1995, the Company entered into an Agreement with Gold King Mines Corporation ("Gold King"), Denver, Colorado. Under the terms of this Agreement, Gold King has agreed to provide the services of William R. Wilson on a consulting basis at the rate of $400 per day. The initial term of the consulting agreement was through December 31, 1995, and extended for one-year periods upon mutual agreement between Gold King and the Company. Gold King and the Company have extended this consulting agreement for two years.

     Mr. Wilson has provided various services to the Company including the preparation of the Business Plan. Mr. Wilson possesses a professional degree in metallurgical engineering from the Colorado School of Mines, Golden, Colorado, and has been awarded a Master's in Business Administration from the University of Southern California, Los Angeles, California. In his more than thirty years of experience, Mr. Wilson has, for the past fifteen years served in various seniority executive capacities with engineering, construction, and consulting firms, many of such capacities as president or the chief executive officer of mining companies operating in the United States and internationally. Mr. Wilson is the past chairman of the Colorado Mining Association. Gold King is a subsidiary of Sheridan Reserve Corporation, a publicly-traded resource company based in Toronto, Canada.

     Mr. Wilson's primary responsibility to the Company has been and will be to act as project manager for the Nevada Property and to act as the Company's representative to Harrison Western Mining & Construction Company, the mining contractor for the Nevada Property. Mr. Wilson will also provide technical and managerial consulting to the Company on the Indonesian Property.

AGREEMENT WITH BEHRE DOLBEAR & COMPANY

     The Company entered into a Consulting Services Agreement (the "Consulting Agreement") with Behre Dolbear & Company ("Behre Dolbear"), an internationally recognized mining consulting firm. Under the terms of the Consulting Agreement, Behre Dolbear will be responsible for providing independent technical advisory services relating to the Indonesian Property. Such services initially require Behre Dolbear to advise and validate the exploration program contemplated by the Company, and would include related technical input for other aspects of project development. The term of the Consulting Agreement is for six months or upon satisfactory completion of the consulting services contemplated prior to such expiration date. The Company has agreed to pay Behre Dolbear the hourly rate of $137.50 up to a maximum of $1,100 per diem for the services contemplated under the Consulting Agreement and has to committed to utilize Behre Dolbear a minimum of two days per month. Unused days will accrue under the Consulting Agreement but will be forfeited if not prior to the expiration of the term of the agreement. The Company must also reimburse Behre Dolbear for any travel; reasonable and necessary lodging expenses (including meals); telegram, cable, telex charges; a 2.5% "flat" labor charge in lieu of actual telephone charges; printing, copies, reproduction, and fax charges; postage, courier, express, and freight charges; use of personal automobiles; royalties on computer software; professional liability insurance (assessed on a 1.5% flat fee basis); clerical fees at the rate of $35 per hour; and other costs and expenses incurred by Behre Dolbear and/or its personnel in performing the services contemplated by the Consulting Agreement.

AGREEMENT WITH RHONE FINANCE SA

     The Company entered into a Financial Advisory Services Agreement with Rhone Finance SA ("Rhone") on November 26, 1996. Under the terms of this agreement, the Company agreed to pay Rhone a monthly retainer of $7,500 plus expenses in consideration of Rhone's agreement to introduce the Company to financial and institutional investors and to secure appropriate sponsorship by retail and institutional investment concerns. Should such services prove to be successful, the Company and Rhone have agreed to negotiate a contract whereby Rhone will be paid a fee based upon successful funding of the Offering as well as the issuance of warrants, the amount and exercise price to be negotiated by the parties.

EXECUTIVE COMPENSATION

     The table set forth below identifies the compensation paid to the Company's executive officers for the last three completed fiscal years (i.e. fiscal years ending May 31, 1994; May 31, 1995; and May 31, 1996):

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM COMPENSATION
                                                                            -----------------------------------------------------
                                                                                     AWARDS                       PAYOUTS
                                       ANNUAL COMPENSATION                  -------------------------     -----------------------
                         ------------------------------------------------   RESTRICTED     SECURITIES                    ALL
       NAME AND                                              OTHER            STOCK        UNDERLYING       LTIP        OTHER
       PRINCIPAL                                             ANNUAL          AWARD(S)      OPTIONAL/      PAYOUTS    COMPENSATION
       POSITION          YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)      ($)          SARS(#)         ($)          ($)
       --------          ----   ---------   --------   ------------------   ----------     ----------     --------   ------------
Christopher Michaels,
President and Chairman
of the Board...........  1996   $100,449      --            $6,316.00        $225,000(2)      10,000(3)     --           --
                         1995   $148,727      --            $5,712.00          --             10,000        --           --
                         1994   $137,222      --            $5,712.00          --             10,000        --           --
Jeffrey Kramer, Senior
Vice President and       1996   $117,791      --            $7,658.00        $225,000(4)      10,000(5)     --           --
Director...............  1995   $137,212      --            $6,564.00          --             10,000        --           --
                         1994   $135,117      --            $6,564.00          --             10,000        --           --

---------------

(1) The Company incurs the annual cost of health insurance for Messrs. Michaels and Kramer and their respective dependents.

(2) The Company granted Messrs. Michaels and Kramer the option to purchase 900,000 shares of Common Stock each at an average price of $1.50 per share. These options were exercised during the year ended May 31, 1996, at which time the Company's board of directors agreed to issue these shares for services rendered. The Company has valued these restricted securities to be worth twenty-five cents ($.25) per share.

(3) The Company has granted stock options to all members of its board of directors in the amount of 10,000 shares per full year of service as an active member of the board. These options may be exercised at $1.00 per share of Common Stock. Options may not be exercised after the expiration of 10 years from the date of the grant and are nontransferable other than by inheritance. As of the date of this Prospectus, the Company has granted options aggregating 100,000 shares to Mr. Michaels and 70,000 shares to Mr. Kramer.

(4) See Footnote 2.

(5) See Footnote 3.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The table set forth below provides certain information concerning individual grants of stock options and stock appreciation rights (whether granted in connection with stock options or as "freestanding" rights made during the last fiscal year of the Company ending May 31, 1996) to each of the named executive officers noted below:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                            NUMBER       % OF TOTAL
                                          SECURITIES      OPTIONS/
                                          UNDERLYING        SARS
                                           OPTIONS/      GRANTED TO     EXPIRATION
                                             SARS        EMPLOYEES        OR BASE     EXPIRATION
                    NAME                  GRANTED(#)   IN FISCAL YEAR   PRICE($/SH)      DATE
                    ----                  ----------   --------------   -----------   -----------
    Christopher Michaels................    100,000          10%           $1.00      Various(1)
    Jeffrey Kramer......................     70,000          14%           $1.00      Various(2)
    Stanley Mohr........................     40,000          25%           $1.00      Various(3)
    Edna Pollock........................     10,000         100%           $1.00      May 31, '06
    Joe Rude' III.......................     10,000         100%           $1.00      May 31, '06

---------------

(1) The Company has granted stock options to all members of its board of directors pursuant to Stock Option Agreements executed at various times. Under the terms of these agreements, each director has been granted options to purchase 10,000 shares of Common Stock per full year of service. The exercise price for such options is $1.00 per share. The years in which stock options were initially granted to each respective board member are as follows: Christopher Michaels, 1986; Jeffrey Kramer, 1989; Stanley Mohr, 1993; Edna Pollock, 1996; Joe Rude' III, 1996. Options may not be exercised after expiration of ten years from the date of grant and are nontransferable other than by inheritance.

(2) See Footnote 1.

(3) See Footnote 1.

LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY

     The Company's Bylaws do not contain a provision entitling any director or executive officer to indemnification against liability under the Securities Act of 1933 (the " '33 Act"). Sections 78.751 et seq. of the Nevada Revised Statutes allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner which such person believed to be in the best interests of the company. A determination made be made by the shareholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist. Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of the Company may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company is a development-stage company, with corporate offices in Calabasas, California, and with interest(s) is certain mining properties located in the (1) Manhattan Mining District, Nye County, Nevada, (the "Nevada Property") and (2) in the Indonesian Gold Belt, Kalimantan, Indonesia (the "Indonesian Property").

     The Company maintains that it owns an undivided fifty percent (50%) interest in the Nevada Property which it currently operates. The Nevada Property has historically produced 500,000 ounces of gold. The Nevada Property consists of 28 patented claims and 65 unpatented claims comprising approximately 1,800 acres which included, included, the White Caps Mine, Union Mine, Consolidated Mine, Earle Mine, Bath Mine, and other assorted mines and claims which are located in Township 8 North, Range 44, Sections 20, 21, 28, 29, and 30 in the Manhattan Mining District, approximately 75 kilometers north of Tonopah, Nevada.

     Subsequent to extensive exploration activities on the Nevada Property which included mapping, sampling, drilling, geochemistry, geophysics and trenching, the Company and its joint venture partners constructed a 1,200-foot decline completed in 1994 in order to commence gold ore production and subsequent cash flow. In 1995, the Company prepared a plan of operation under the direction of William Wilson. Mr. Wilson has a degree in metallurgical Engineering from the Colorado School of Mines and a degree in business from USC.

     The Company is currently operating this plan of development which includes ore production from the Consolidated Mine and from the area of drill hole WC 49 drilled by Freeport mining in 1982 showing 40 feet of .82 ounces per ton gold. As well, the program includes the continuation of the decline an additional 800 feet in order to intersect the White Caps Mine at the 565-foot level. The White Caps Mine had a total depth of 1,300 feet. The White Caps Mine was historically the largest gold producer in the district with total production exceeding 150,000 ounces. It was shut by an act of government in 1942 in support of World War II. In 1958, the White Caps Mine was reactivated and production was to commence in 1962 when a pumping subcontractor started a fire and the mine burned. Prior to the fire, extensive exploration and development was conducted which delineated several ore bodies below the 300-foot level. The most attractive was the drilling performed on the 1,300-foot level which intersected 30 feet averaging 2.73 ounces per ton gold.

     The present plan of operation for the next 12 months includes ore production from the Consolidated Mine, WC 49 and other targets intersected during the ramping towards the White Caps Mine which should also have significant remaining ore for production. Once at the 1,300-foot level of the White Caps mine, the Company plans to produce high grade ore from this level and the upper levels and to explore underground to establish a larger deposit.

     The Company has contracted with Harrison Western Mining & Construction Company (Lakeland, Colorado), a well respected mine contractor for this operation.

     As well, on the Nevada Property, the Company has begun to establish near-surface gold deposits. Initial exploration of this nature has revealed two near-surface targets showing commercial grades and quantities. These are now being developed for processing and the Company has established an ongoing exploration plan of this nature due to this success.

     Milling of the initial ore produced by the Company from the Nevada Property will be transported less than one mile to a 250-ton-per-day facility just completed by New Concept Mining (Monrovia, California). The Company has an agreement with New Concept Mining to use a portion of the mills capacity and may, in the future, elect to purchase an interest in this facility or build a larger facility on its own property as larger ore reserves are established.

     All permits for this operation have been issued and the Company is in compliance with all state, federal, and environmental regulations to the best of its knowledge and belief.

     With the recent development of the near surface targets described on the Nevada Property as stated above, the Company should be able to increase the current flow of gold ore from the mine to the mill substantially during the current phased ramping to the 565-foot level of the White Caps Mine. It is estimated that the near term increases could be as much as 20,000 to 25,000 tons running an average grade of .20 ounces per ton gold. There can be no assurance that these increased surface trends will be able to be expanded beyond these initial areas, but initial exploration related to these additional trends on other targets is encouraging. The cost impact of exploring these additional targets should not increase the exploration capital expenditures now projected for the Nevada Property. If these near surface trends continue, it could significantly increase the potential of the Nevada Property. The Company has obtained confirmation from the Nevada Department of Environmental Protection ("NDEP") for the commencement of the exploration and development of these first near surface targets which fall under the boundaries of the initial permits. It is anticipated that the first ore derived from these surface targets could be delivered to the mill by December 1996/January 1997.

     The Company has an undivided 51% interest in a gold exploration property comprised of 10,000 hectares (25,000 acres) located in Kutai County, Long Bagun District, East Kalimantan, Indonesia and known as the Indonesian Property. The Company has designated this property as the "Abubakar Property" and formed a wholly-owned British Virgin Islands subsidiary, "Kalimantan Resources," in order to comply with contractual obligations for the Company's beneficial interest of this property. The Company will act as operator.

     The Company acquired its interest in the Abubakar property from Maxwells Energy and Metals Technology Ltd. ("Maxwells"), a Singapore-based Bahamian company, in August 1996. Maxwells acquired its interest in this property from Mr. Abubakar Sidik in July 1996. Mr. Abubakar Sidik resides in Bandung, Indonesia and has had this property interest since July 1988.

     The Abubakar property lies in the northeasterly trending Kalimantan gold belt which includes the important gold deposits of Busang (over 40 million ounces gold indicated resource), Kelian (produced 450,000 ounces of gold with 5.8million ounces indicated resource) and Mt. Muro (produced 200,000 ounces of gold with 1.3 million ounces resource indicated).

     In October 1996, the Company reached an agreement with Behre Dolbear & Company, Inc., internationally renowned mining consultants to provide technical advisory and third party validation services to the Company with respect to the exploration and development program now under way on the Abubakar property.

     The current ongoing work plan for the Abubakar property consists of data collection, reconnaissance survey and reporting. Completion for this first phase is scheduled for January 1997. Immediately following, the second phase will commence and consist of field work, sampling, data processing, laboratory results, evaluation of prospected area and reporting. It is estimated that this program should be completed in March/April 1997. Following the completion of the second phase, the Company plans to prepare a detailed mineralization map followed by drilling for the purpose of preparing a reserve study with an economic evaluation.

     Work is being performed by Five Engineering Consultants (Bandung, Indonesia) with independent technical advisory services being provided by Behre Dolbear & Company, Inc.

     In initial information gathering activities, the Company has received unconfirmed reports of tertiary-age plugs mapped along the northern boundary of the property. Gold mineralization elsewhere in east Kalimantan is related to similar intrusive plugs. Reports of small-scale alluvial prospects reported are likely related to load mineralization generally associated with the series of tertiary intrusive plugs. Stream sediment and soil sampling previously performed suggested an unconfirmed 1,000-meter by 200-meter gold geochem anomaly inside the northern boundary of the property. Argillic alteration and pyritization of the sediments is apparently widespread. Confirmation of these items will be performed through the ongoing work program.

     The Company is in the early stages of information gathering for the purpose of expanding its exploration property holdings in the Indonesian Gold Belt. Three additional acquisitions are now under consideration. Costs incurred for these potential exploration/acquisition targets relating to these additional properties will be factored into the overall costs associated with the use of Net Proceeds found elsewhere in this Prospectus with minimal impact. Should the Company desire to advance its holdings in the region through the confirmation of the research data, it is estimated that an additional $600,000 may be required in the early stages of exploration/development and acquisition of these potential properties. No assurances can be given that these funds will be available when needed, but the Company feels confident it should be able to fulfill these needs through this offering and/or additional fund-raising activities.

     If the Company is successful in its fund-raising related to this Offering, funds will be expended generally in the following manner: $4,915,200 for Kalimantan Indonesia Property exploration and development; $1,500,000 for further development of the Nevada Property; and $1,000,000 in working capital. If the Company does not receive sufficient distribution of the securities offered hereby, it may not be able to complete the work described above which could result in the loss of the prospective investors funds. Gold mining and exploration is a highly speculative business and investors should be aware that proceeds form this Offering, if fully distributed, will be sufficient to complete the work described above, but the Company may require additional capital in the development stage. The Company makes no representation that it can obtain such additional capital. The Company contracts a great deal of the work to take place during the next twelve months as described above and, therefore, expects little, if any, changes in the number of employees.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following tables set forth certain information as of August 31, 1996, regarding the record and beneficial ownership of the Common Stock and Preferred Stock with respect to: (i) the Selling Shareholders; (ii) any individual or group of affiliated individuals or persons owning, of record or beneficially, five percent (5%) or more of the outstanding shares of the Common Stock or the Preferred Stock; (iii) the amount of shares of Common Stock or Preferred Stock owned by each executive officer and director of the Company; and (iv) the number of shares of Common Stock and/or Preferred Stock owned, of record or beneficially, by the directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners listed below, based upon information provided by such owners, have sole voting and investment power with respect to such shares.

PRINCIPAL SHAREHOLDERS

                         NAME AND ADDRESS             AMOUNT AND NATURE
TITLE OF CLASS          OF BENEFICIAL OWNER          OF BENEFICIAL OWNER     PERCENT OF CLASS
--------------    -------------------------------    -------------------     ----------------
Common            Christopher D. Michaels                  1,294,510(1)            12.3%
                  876 Ballina Court
                  Newbury Park, California 91320
Common            Jeffrey S. Kramer                        1,180,000(2)            11.2%
                  6053 Paseo Canyon Drive
                  Malibu, California 90265
Common            Joseph C. Rude' III, M.D.                  663,150(3)             8.5%
                  3065 River N. Pkwy.
                  Atlanta, Georgia 30328
Common            David Weissberg et al                    1,780,000(4)            15.6%(5)
                  29 Blair Drive
                  Huntington, New York 11743
Common            John Holsten                               600,000(6)             5.3%(7)
                  P.O. Box 456
                  Drexel Hill, PA 19026
Common            All Officers and                         3,361,410(8)            31.5%
                  Directors as a Group
                  (6 persons)

---------------

(1) Includes options to purchase up to 100,000 shares of Common Stock which may be exercised in whole or in part within 60 days of the date of this Prospectus.

(2) Includes options to purchase up to 70,000 shares of Common Stock which may be exercised in whole or in part within 60 days of the date of this Prospectus.

(3) Includes options to purchase up to 10,000 shares of Common Stock which may be exercised in whole or in part within 60 days of the date of this Prospectus.

(4) Includes 779,000 shares which are to be issued pursuant to the term and conditions of an agreement dated March 25 , 1996 and amended May 13, 1996.

(5) For the purposes of the above percentage, 779,000 shares have been added to the number of shares of Common Stock outstanding as of August 31, 1996, plus the conversion (on a one-to-ten basis) of all Preferred Stock outstanding as of August 31, 1996, plus the inclusion of 400,000 shares of Common Stock to be issued to Maxwell Energy and Metals Technology Ltd. ("Maxwells") and the shareholders of the Company who agreed to loan shares to the Company to issue to Maxwells.

(6) On September 25, 1996, the Company entered into an agreement with Mr. Holsten whereby it agreed to issue 600,000 shares of Common Stock in exchange for a loan of $200,000 in the event said loan was not repaid within 90 days. In addition, Mr. Holsten was granted the right to purchase up to an additional 100,000 shares of Common Stock at a price of $1.50 per share. This right may be exercised within 18 months of the date on which the 600,000 shares of Common Stock are issued.

(7) The percentage noted includes the anticipated issuance of 600,000 shares of Common Stock to Mr. Holsten thereby bringing the total number of shares outstanding to 11,263,905.

(8) Includes options to purchase up to 230,000 shares of Common Stock which may be issued within 60 days of the date of this Prospectus pursuant to options granted to various directors. See "Management -- Options and Stock Appreciation Rights."

SELLING SHAREHOLDERS

                                     SHARES BENEFICIALLY
                                        OWNED PRIOR TO          NUMBER OF      SHARES BENEFICIALLY
                                           OFFERING              SHARES       OWNED AFTER OFFERING
                                   ------------------------       BEING       ---------------------
             NAME                   NUMBER       PERCENT(1)      OFFERED       NUMBER       PERCENT
-------------------------------    ---------     ----------     ---------     ---------     -------
Christopher D. Michaels
876 Ballina Court
Newbury Park, CA 91320             1,294,510(2)     12.2%(3)     290,000      1,004,510        9.4%
Jeffrey S. Kramer
6053 Paseo Canyon Drive
Malibu, CA 90625                   1,180,000(4)     11.1%(5)     205,000        975,000        9.1%
John Holsten
P.O. Box 456 Drexel
Hill, PA 19026                       600,000(6)      5.3%(7)     600,000              0          0%
David Weissberg, et al.
29 Blair Drive
Huntington, NY 11743               1,780,000(8)     15.6%(9)    1,780,000             0          0%
Maxwells Energy & Metals
Technology
1901 Avenue of the Stars
Suite 1925
Los Angeles, CA 90067                400,000(10)     3.8%        200,000        200,000(11)    1.9%
Bruce and Ivone Jackson
23414 Main Street
San Luis, AZ 85349                    72,215         .67%         72,215              0          0%
William E. Wilson
1819 E. Brainard Street
Pensacola, FL 32503                   63,650         .60%         44,000         19,650         .2%
Robert E. Anderson(12)
Box 441 Camp Mineola Road East
Mattituck, NY 11952                   80,500         .75%         41,690         38,810        .36%

                                     SHARES BENEFICIALLY
                                        OWNED PRIOR TO          NUMBER OF      SHARES BENEFICIALLY
                                           OFFERING              SHARES       OWNED AFTER OFFERING
                                   ------------------------       BEING       ---------------------
             NAME                   NUMBER       PERCENT(1)      OFFERED       NUMBER       PERCENT
-------------------------------    ---------     ----------     ---------     ---------     -------
Edward F. Abrams
150 So. Commonwealth Ave.
#107
Los Angeles, CA 90004                 85,050         .79%         28,215         56,835        .53%
Irwin Renneisen
660 Newtown Yardley Road
Newtown, PA 18940                    100,000         .93%         22,000         78,000        .73%
Financial Stock Marketing
9107 Wilshire Boulevard
Suite 625
Beverly Hills, CA 90210                5,000         .05%          5,000              0          0%

---------------

 (1) Except where otherwise described in these footnotes, the percentages noted in this column represent the ratio that a shareholder's beneficial ownership bears to the total number of shares outstanding and issued as of August 31, 1996 (8,676,155), plus the conversion of all Preferred Stock issued and outstanding as of August 31, 1996, into the Common Stock on a ten-to-one basis (1,357,350 shares of Common Stock) plus the number of stock options issued and outstanding to the Company's board as of August 31, 1996 (230,000 shares) plus the issuance of an additional 400,000 shares to Maxwells and those shareholders who loaned shares of Common Stock to the Company to issue shares of Common Stock to Maxwells.

 (2) Includes options to purchase up to 100,000 shares of Common Stock which may be exercised in whole or in part within 60 days of the date of this Prospectus.

 (3) For the purposes of calculating the percentage of shares beneficially owned, it has been assumed that Mr. Michaels has exercised all of his options and 100,000 shares of Common Stock have been issued pursuant to the exercise of such options. No other options have been considered to be exercised for the purposes of this percentage calculation.

 (4) Includes options to purchase up to 70,000 shares of Common Stock which may be exercised within 60 days of the date of this Prospectus.

 (5) For the purposes of calculating the percentage of shares beneficially owned, it has been assumed that Mr. Kramer has exercised all of his options and 70,000 shares of Common Stock have been issued pursuant to the exercise of such options. No other options have been considered to be exercised for the purposes of this percentage calculation.

 (6) On September 25, 1996, the Company entered into an agreement with Mr. Holsten whereby it agreed to issue 600,000 shares of Common Stock in exchange for a loan of $200,000 in the event said loan was not repaid within 90 days. In addition, Mr. Holsten was granted the right to purchase up to an additional 100,000 shares of Common Stock at a price of $1.50 per share. This right may be exercised within 18 months of the date on which the 600,000 shares of Common Stock are issued.

 (7) The percentage noted includes the anticipated issuance of 600,000 shares of Common Stock to Mr. Holsten thereby bringing the total number of shares outstanding to 11,263,905.

 (8) On March 25, 1996, the Company entered into an agreement with Dr. David Weissberg, et al. (the "Weissberg Group"), whereby the Weissberg Group was entitled to receive 86,500 shares of Preferred Stock. This amount was thereafter increased to 101,000 shares of Preferred Stock. The Weissberg Group subsequently converted the Preferred Stock into 1,001,000 shares of Common Stock. In addition, the Company also granted the Weissberg Group the right to subscribe to an additional 779,000 shares of Common Stock by virtue of a right of first refusal contained within the agreement. For the purposes of this table, it has been assumed that all 1,780,000 shares of Common Stock have been issued to the Weissberg Group.

 (9) The percentage noted in this column includes the anticipated issuance of 779,000 shares of Common Stock to be made to the Weissberg Group but does not include the issuance of 600,000 shares to Mr. Holsten. The total number of shares issued and outstanding for the purposes of the above percentage calculation has therefore been set at 11,442,905.

(10) Does not include the right to receive an additional 4,000,000 shares of Common Stock pursuant to the Principles of Agreement dated August 19, 1996. Such right is contingent upon events which have not presently occurred.

(11) See Footnote 10.

(12) Majority of shares held by Mr. Anderson are via a living trust created February 10, 1992.

                    DESCRIPTION OF SECURITIES BEING OFFERED

     The authorized capital stock of the Company consists of 50,000,000 shares of which 49,750,000 shares are Common Stock with a par value of one cent ($.01) per share and 250,000 shares of Series A Preferred Stock with a par value of $1.00 per share and convertible into Common Stock on the terms and conditions hereinbelow described. As of August 31, 1996, there were 8,676,155 shares of the Company's Common Stock issued and outstanding and 135,735 shares of the Preferred Stock issued and outstanding. The average price paid per share for the Common Stock to date has been approximately $2.00 per share while the price per share paid for the Preferred Stock has been $10.00 per share, with an effective conversion price (determined on the basis of one-for-ten conversion rights accorded the Preferred Stock shareholders) to be $1.00 per share.

     The following description of the capital stock of the Company and certain provisions of the Company's Amended Articles of Incorporation and Certificate of Determination of Preferences of Series A Preferred Stock is a summary and is qualified in its entirety by the provisions of those documents which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The issued and outstanding shares of Common Stock, including the shares being offered hereby, are validly issued, fully paid and nonassessable. Subject to the rights of holders of Preferred Stock, the holders of outstanding shares of the Common Stock are entitled to receive dividends out of assets legally available therefor at such time and at such amounts as the board of directors may, from time to time, determine. See "Dividend Policy." The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution after payment of all debts and other liabilities and subject to the rights of any holders of the Preferred Stock then outstanding. Before declaring any dividends, the board of directors may set apart out of any funds of the Company available for dividends such sum or sums as they may, from time to time, deem in their discretion to be proper working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the Company. Each outstanding share of the Common Stock is entitled to one vote on all matters submitted to a vote of stockholders if there is no cumulative voting in the election of directors.

PREFERRED STOCK

     The Company's Amended Articles of Incorporation and its Certificate of Determination of Preferences of Series A Preferred Stock authorized the Company to issue up to 250,000 shares of the Preferred Stock. The holders of the Preferred Stock are entitled to receive dividends at the rate of eight percent per annum of the original issue price per share out of any funds legally viable therefor payable on each January 1, April 1, July 1, and October 1 after the issuance of the Preferred Stock. Dividends on the Preferred Stock are cumulative so that if the full dividends in respect of any preference dividend is not paid, the deficiency will be fully paid or declared and set apart for such shares (without interest) before any dividend or other distribution is paid on or declared or set apart for any other class or series of the Common Stock or preferred shares of the Company. The Company enjoys the right to pay any dividend on the Preferred Stock in cash or through the issuance of additional shares of Preferred Stock or Common Stock having an issue price equal to the amount of the dividend or through a combination of cash and stock. In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of the Preferred Stock will be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock or any other class of preferred shares of the Company an amount equal to $10 per share plus a further amount equal to any dividends declared but unpaid on such shares. In the event of any consolidation or merger of the Company, or a sale of all or substantially all of the assets of the Company, or a series of related instructions in which more than fifty percent of the voting power of the Company is disposed of, holders of the Preferred Stock will not be entitled to treat such event as a liquidation, dissolution, or winding up of the Company. Holders of the Preferred Stock enjoy the right to convert each share of Preferred

Stock into 10 shares of the fully paid and nonassessable shares of the Common Stock through December 31, 1997. After such date, holders of the Preferred Stock will not be entitled to convert shares of Preferred Stock into shares of the Common Stock.

DIVIDEND POLICY

     The Company has established a policy of not paying dividends on the Common Stock and anticipates that this policy shall remain in effect until further notice. To date, the Company has not paid any dividends in cash or in stock on the Preferred Stock. Management of the Company is currently planning and arranging for payment of all cumulative dividends on the Preferred Stock through the issuance of shares of Common Stock after giving effect to the conversion of Preferred stock to Common Stock on a ten-for-one basis.

DILUTION

     The net tangible book value of the Company at August 31, 1996, was approximately forty-eight cents ($.48) per share. After taking into consideration the conversion rights of the shareholders holding Preferred Stock as of August 31, 1996 (but exclusive of any dividends paid in stock), the total number of shares of Common Stock outstanding as of August 31, 1996, and assuming all 1,500,000 shares of the Company's Common stock are sold pursuant to this Offering, the net tangible book value of the Common Stock immediately after the Offering (after deducting $1,080,000 for Organization and Offering Expenses) will be approximately One Dollar and Nine Cents ($1.09) per share of Common Stock. Investors who subscribe to shares of the Common Stock under circumstances whereby all 1,500,000 shares of Common Stock are sold pursuant to this Offering will therefore realize an immediate dilution of Four Dollars Ninety-One Cents ($4.91) per share of Common Stock. The following table illustrates this per share dilution:

        Offering price per share........................................         $6.00
        Net tangible book value before Offering(1)......................  $.48
        Increase attributable to new Investors..........................  $.61
        Pro forma net tangible book value after Offering................         $1.09
                                                                                 -----
        Dilution to new Investors(2)....................................         $4.91
                                                                                 -----

---------------

(1) Determined by dividing the tangible net worth of the Company at August 31, 1996 by the number of shares outstanding as of that date (after taking into consideration the conversion rights of Preferred Shareholders).

(2) The difference between the Subscription price of the Common Stock and the net tangible book value per share of Common Stock after the Offering, assuming all 1,500,000 shares are sold pursuant to the Offering.

     By contrast, the net tangible book value of the Common Stock immediately after the Offering (after deducting $180,000 in Organization and Offering Expenses) will be approximately sixty cents ($.60) per share of Common Stock. Investors who subscribe to Common Stock under these circumstances will therefore realize an immediate dilution of Five Dollars Forty Cents ($5.40) per share of Common Stock. The following table illustrates this per share dilution:

        Offering price per share........................................         $6.00
        Net tangible book value before Offering(3)......................  $.48
        Increase attributable to new Investors..........................  $.12
        Pro forma net tangible book value after Offering................         $ .60
                                                                                 -----
        Dilution to new Investors(4)....................................         $5.40
                                                                                 -----

---------------

(3) See Footnote 2 above.

(4) The difference between the Subscription price of the Common Stock and the net tangible book value per share of Common Stock after the Offering, assuming only 250,000 shares are sold pursuant to the Offering.

     The Offering price for the Common Stock offered pursuant to this Offering must be compared to the prices paid by and options granted to certain of the Company's executive officers and the Selling Shareholders. In the case of all options to purchase Common Stock, each recipient has the right to purchase shares for a period of ten (10) years from the date of the grant as described in further detail in the section of this Prospectus entitled
"MANAGEMENT -- Executive Compensation" and "MANAGEMENT -- Options and Stock Appreciation Rights." In the case of the sale of Common Stock, Messrs. Michaels and Kramer have paid, on the average, $2.53 and $2.03 per share, respectively, while the Selling Shareholders have paid between $.25 and $2.00 per share for the Common Stock.

REGISTRATION RIGHTS

     The Company has entered into agreements with various shareholders (the "Selling Shareholders") to attempt to effect registration of their shares of Common Stock. The Company has obtained registration of all persons who are Selling Shareholders pursuant to Form BD filed in connection with this Offering. The Selling Shareholders and their relation to the Company are more particularly described in Form BD and in the section of the Prospectus entitled "PRINCIPAL AND SELLING SHAREHOLDERS".

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock and the Preferred Stock is US Stock Transfer Corporation, Glendale, California.

                 LEGAL MATTERS, AUDITORS, AND LEGAL PROCEEDINGS

COUNSEL

     Reinstein, Pantell & Calkins has acted as Special Counsel. As such Special Counsel has assisted the Company in the preparation of this Prospectus and the registration statement. As required by applicable federal and state securities laws, Special Counsel has rendered an opinion to the effect that, when issued, the Common Stock shall be duly and validly issued in accordance with applicable law.

AUDITORS

     The Company has retained Jackson and Rhodes, P.C., Dallas, Texas, to serve at Company's accountants for calendar year 1996. The financial statements accompanying this Prospectus have been audited by such firm.

LEGAL PROCEEDINGS

     In May 1989, the Company received notice that the Securities and Exchange Commission (the "Commission") had commenced an informal investigation into the Company's compliance with the registration and disclosure requirements of the Securities Act of 1933 (the "'33 Act") and the Securities Exchange Act of 1934 (the "'34 Act"). Thereafter the Commission commenced an extensive review of the Company's books and records relating to the Company's business and mining operations, its capital raising activities, and its financial condition and history. Through all stages of the investigation, the Company cooperated with the Commission.

     The Commission and the Company agreed to terminate the Commission's investigation by the entry of a consent judgment against the Company and certain of the Company's past and present key employees. These key employees include Christopher D. Michaels, Jeffrey Kramer and Stanley Mohr. The term and conditions of the consent judgment can be summarized as follows:

          1. The Company neither admitted nor denied any of the allegations alleged by the Commission;

          2. The Company and its officers, agents, servants, employees, and others receiving actual notice of the consent judgment are permanently restrained and enjoined from selling securities in interstate commerce unless and until a registration statement is in effect or the security or transaction is exempt from the registration provisions of the '33 Act and/or '34 Act;

          3. The Company and its officers, agents, servants, employees, and others receiving actual notice of the consent judgment are permanently restrained from engaging in any transaction, practice, or course of conduct, employing any course of conduct, or obtaining any money or property by means of an untrue statement of a material fact, or any omission to state a material fact, necessary to make the statements made in light of the circumstances under which they were made not misleading.

     On April 7, 1994, the Company and the Commission entered into a stipulation regarding the resolution of all outstanding issues which then existed, which stipulation was entered as an order by the United States District Court for the Central District of California. Such stipulation contained an acknowledgement that the Company and its executive officers had received no ill-gotten gains as a result of prior activities by the Company in offering and selling its securities, and that the consent judgment resolved once and for all, all issues raised by the Commission as a result of the Company's prior activities. The Company was not required to pay any fines or required to disgorge any monies previously received by it in connection with its securities.

     On November 4, 1996, the Company filed a complaint (the "Action") in Nye County, Nevada against Marlowe Harvey, Maran Holdings Inc., Calais Resources Inc., and Argus Resources, Inc. (the "Harvey Entities"). The complaint in the Action alleges, amongst other things, that the Harvey Entities breached their obligations under various agreements (including the October 20, 1995 amendment to the Joint Venture Agreement discussed in further detail in the Section of this Prospectus entitled "DESCRIPTION OF COMPANY'S BUSINESS AND PROPERTY -- The Nevada Property"). The Action seeks to require the Harvey Entities to specifically perform their obligations to convey a 1% interest in the joint venture Nevada Property to the officers of the Company (namely Messrs. Michaels and Kramer) and a 52% interest in the outstanding and issued stock in Argus Resources, Inc. The Action also seeks damages of approximately $4,000,000 resulting from the actions or inactions of the defendants. It is unknown at the present time whether the Harvey Entities have the ability to transfer the required 52% interest in Argus Resources, Inc. as required under the Amended Joint Venture Agreement, whether the Harvey Entities have substantive defenses which would prevent the Company from obtaining specific performance, or whether the remaining shareholders of Argus Resources, Inc. have approved and/or ratified the Amended Joint Venture Agreement at any time. If the Company is successful in obtaining specific performance of the agreements alleged in the Action, it will effectively continue to own or control an undivided 50% interest in the Nevada Property.

     To date the complaint has been served on all defendants. Responsive pleadings from the defendants so served are due on or about December 16, 1996. The Company anticipates that the Harvey Entities will vigorously defend the Action.

DEFINITIONS

     "Accredited Investor" shall mean any Investor who meets one or more of the categories defined by Rule 501(a) of Regulation D and who also is excluded from the number of purchasers for the purposes of California Corporations Code
Section 25102(f)(1).

     "Affiliate" shall mean (i) any person who directly or indirectly controls or is controlled by or under a common control with, a person or entity; (ii) a person owning or controlling ten percent (10%) or more of the outstanding voting securities of the entity to which said definition relates; and (iii) any officer or director of such entity.

     "Business Plan" shall mean the report prepared by William R. Wilson dated as of July 1995 and entitled "Nevada Manhattan Mining, Inc., Manhattan Mine Project Review and Business Plan."

     "Company" shall mean Nevada Manhattan Mining, Inc., a Nevada corporation.

     "Deed of Trust" shall mean the encumbrance currently affecting the Nevada Property and created in favor of Anthony C. Selig & Associates, Dixie Exploration, and Anthony C. Selig by virtue of the Nevada Property Agreement.

     "Indonesian Property" shall mean the exploration prospect located in Kalimantan, Indonesia comprising 10,000 hectares and more particularly described in this Prospectus.

     "Investors" shall mean such persons and/or any authorized and qualified successors who consider an investment in the Company as described in the Prospectus and who submit completed and executed subscription documents to the Company.

     "Net Proceeds" shall mean those proceeds after deduction of Organization and Offering Expenses which shall be applied in furtherance of the Company's business plan in accordance with this Offering.

     "Nevada Property" shall mean the 28 patented and 65 unpatented mining claims comprising approximately 1,800 acres and located in Nye County, Nevada near the town of Manhattan as more particularly described in this Prospectus.

     "Nevada Property Agreement" shall mean the Mining Agreement dated April 4, 1987 by and among the Company and Anthony C. Selig, Anthony C. Selig & Associates, and Dixie Exploration as amended by subsequent agreements.

     "Offering" shall mean the offer of the Common Stock pursuant to the terms and conditions specified in the Prospectus.

     "Offering Termination Date" shall mean the date on which the Company shall issue, it at all, at least 250,000 shares of Common Stock pursuant to the Offering. At present, such Date is set for April 30, 1997. In no event shall the Offering Termination Date extend beyond December 31, 1997.

     "Organization and Offering Expenses" shall mean all costs and expenses incurred on behalf of the Company for professional fees (legal and accounting), printing expenses, regulatory compliance, and all other costs associated with the offer and sale of Common Stock. The amount of One Hundred Twenty Thousand Dollars ($120,000) has been allocated for such expenses.

     "Properties" shall mean the Nevada Property and the Indonesian Property.

     "Prospectus" shall mean the offering materials dated             , 1996
describing the terms and conditions of the Offering.

     "Registration Statement" shall mean Form BD and all amendments thereto filed with the Securities and Exchange Commission and relating to the offer and sale of Common Stock pursuant to this Offering.

     "Special Counsel" shall mean Reinstein, Pantell & Calkins, a partnership comprised of professional law corporations.

     "Subscription" shall mean the number of shares of Common Stock which a prospective Investor agrees to purchase in the Company or the purchase price for such purchase of shares as the context requires.

     "Transfer Agent" shall mean U.S. Stock Transfer Corporation which shall be authorized to accept Subscriptions, deposit Subscription funds into the Bank, instruct the Bank to invest Subscriptions prior to the Offering Termination Date, and to issue the Common Stock, all in accordance with this Offering.

     "Underwriting Agreement" shall mean the agreement entered into between the Company and broker-dealers who are members in good standing with the National Association of Securities Dealers, Inc. and who agree to use their "best efforts" to effect sales of the Common Stock pursuant to this Offering.

                              FURTHER INFORMATION

     The Company is not currently a reporting company within the meaning of
Section 12(g) of the Securities Exchange Act of 1934, but anticipates that it will become a reporting company on or before the Offering Completion Date.

     The Company has contemporaneously herewith applied for listing on the NASDAQ "Small Cap" Market. If approved for listing, certain reports and information not necessarily contained in this Prospectus will be available for inspection through the NASDAQ Stock Market, Inc., 1735 K Street, N.W. 2006-1500.

     The Company has and intends to continue to furnish its shareholders annual reports containing financial statements examined by an independent accounting firm and quarterly reports for the first three fiscal quarters of each fiscal year containing interim unaudited financial information.

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Common Stock offered pursuant to this Offering. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules accompanying the Registration Statement. For further information with respect to the Company and such the common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules accompanying the Registration Statement. Copies of the Registration Statement and such exhibits and schedules may be inspected, without charge, at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549.

     Until             , 1997, all dealers effecting transactions in the Common
Stock registered pursuant to the Registration Statement, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or Subscriptions.

                      NEVADA MANHATTAN MINING INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Balance Sheet at August 31, 1996 (Unaudited) and May 31, 1996 and 1995................  F-3
Statements of Operations for the Three Months Ended August 31, 1996 and 1995
  (Unaudited) and the Years Ended May 31, 1996 and 1995...............................  F-4
Statements of Changes in Stockholders' Equity for the Three Months Ended August 31,
  1996 and 1995 (Unaudited) and the Years Ended May 31, 1996 and 1995.................  F-5
Statements of Cash Flows for the Three Months Ended August 31, 1996 and 1995
  (Unaudited) and the Years Ended May 31, 1996 and 1995...............................  F-6
Notes to Financial Statements.........................................................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Nevada Manhattan Mining Incorporated
(A Development Stage Company)

     We have audited the accompanying balance sheets of Nevada Manhattan Mining Incorporated (a development stage company) as of May 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nevada Manhattan Mining Incorporated as of May 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from its development stage activities and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  JACKSON & RHODES P.C.
                                          --------------------------------------
                                                  Jackson & Rhodes P.C.

Dallas, Texas
July 10, 1996 (except as to Note 7, which
           is as of October 8, 1996)

                      NEVADA MANHATTAN MINING INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                                                                 MAY 31,
                                                                       ---------------------------
                                                   AUGUST 31, 1996        1996            1995
                                                   ---------------     -----------     -----------
                                                     (UNAUDITED)
Current assets:
  Cash...........................................    $    38,428       $   233,981     $        --
  Accounts receivable............................             --                --           1,846
  Prepaid expenses...............................          8,820                --           2,545
                                                    ------------       ------------    ------------
          Total current assets...................         47,248           233,981           4,391
                                                    ------------       ------------    ------------
Property and equipment (Note 2):
  Domestic mining properties and equipment.......      4,302,741         3,961,047       3,696,295
  Indonesian mining property (Note 7)............      1,200,000                --              --
  Furniture and fixtures.........................         68,953            63,842          64,046
     Less accumulated depreciation...............        (60,567)          (59,067)        (52,867)
                                                    ------------       ------------    ------------
                                                       5,511,127         3,965,822       3,707,474
                                                    ------------       ------------    ------------
                                                     $ 5,558,375       $ 4,199,803     $ 3,711,865
                                                    ============       ============    ============

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...............................    $    84,451       $    88,226     $   124,983
  Accrued liabilities............................        132,905           181,162         283,169
  Notes payable to stockholders..................        140,394           136,751          93,182
  Current portion of long-term debt (Note 3).....         44,318            44,388          23,278
                                                    ------------       ------------    ------------
          Total current liabilities..............        402,068           450,527         524,612
Long-term debt (Note 3)..........................        117,022           115,723         105,919
                                                    ------------       ------------    ------------
          Total liabilities......................        519,090           566,250         630,531
                                                    ------------       ------------    ------------
Commitments and contingencies (Note 4)...........             --                --              --
Stockholders' equity (Note 5):
  Common stock to be issued (Notes 5 and 7)......      1,852,759                --         495,000
  Preferred stock to be issued, $1 par value,
     250,000 shares authorized...................             --                --         737,327
  Stock subscriptions receivable.................             --                --         (50,500)
  Preferred stock, $1 par, 250,000 shares
     authorized, 135,735 issued..................        135,735           132,510              --
  Common stock, $.01 par; 49,750,000 shares
     authorized; 8,353,881, 8,353,881 and
     4,658,481 shares issued at each period......         83,539            83,539          46,585
  Additional paid-in capital.....................     15,079,460        15,079,460      12,305,772
  Deficit accumulated during the development
     stage.......................................    (12,112,208)      (11,661,956)    (10,452,850)
                                                    ------------       ------------    ------------
          Total stockholders' equity.............      5,039,285         3,633,553       3,081,334
                                                    ------------       ------------    ------------
                                                     $ 5,558,375       $ 4,199,803     $ 3,711,865
                                                    ============       ============    ============

                See accompanying notes to financial statements.

                      NEVADA MANHATTAN MINING INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                THREE MONTHS                                            PERIOD FROM
                              ENDED AUGUST 31,            YEARS ENDED MAY 31,            INCEPTION
                           -----------------------     -------------------------     (JUNE 10, 1985) TO
                             1996          1995           1996           1995         AUGUST 31, 1996
                           ---------     ---------     -----------     ---------     ------------------
                                 (UNAUDITED)                                            (UNAUDITED)
Expenses:
  Costs and expenses of
     development stage
     activities..........  $ 447,602     $ 137,208     $ 1,198,506     $ 605,482        $ 11,932,184
  Interest...............         --            --              --         5,591               5,591
  Loss on disposition of
     mining properties...         --            --              --            --             161,183
                           ---------     ---------     -----------     ---------        ------------
                             447,602       137,208       1,198,506       611,073          12,098,958
                           ---------     ---------     -----------     ---------        ------------
Net loss.................   (447,602)     (137,208)     (1,198,506)     (611,073)       $(12,098,958)
                                                                                        ============
Cumulative preferred
  dividends..............     (2,650)           --         (10,600)           --
                           ---------     ---------     -----------     ---------
Net loss attributable to
  common shareholders....  $(450,252)    $(137,208)    $(1,209,106)    $(611,073)
                           =========     =========     ===========     =========
Net loss per common
  share..................  $   (0.05)    $   (0.03)    $     (0.16)    $   (0.12)
                           =========     =========     ===========     =========
Weighted average shares
  outstanding............  8,702,364     5,257,281       7,428,081     5,021,801
                           =========     =========     ===========     =========

                See accompanying notes to financial statements.

                      NEVADA MANHATTAN MINING INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                         DEFICIT
                                                                                                       ACCUMULATED
                                  STOCK        PREFERRED STOCK        COMMON STOCK       ADDITIONAL     DURING THE
                  STOCK       SUBSCRIPTIONS   ------------------   -------------------     PAID-IN     DEVELOPMENT
               TO BE ISSUED    RECEIVABLE     SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL        STAGE          TOTAL
               ------------   -------------   -------   --------   ---------   -------   -----------   ------------   -----------
Stock issued
  from
  inception
  (June 10,
  1985) to
  May 31,
  1993
 (unaudited):
  For cash...  $        --      $      --          --   $     --   3,605,685   $36,057   $11,983,819   $         --   $12,019,876
  For
  services...           --             --          --         --     219,016    2,190        113,545             --       115,735
  For
  property...           --             --          --         --     140,000    1,400             --             --         1,400
Shares
  borrowed
  from
  officers
  (Note 6)...           --             --          --         --          --       --       (495,000)            --      (495,000)
Losses from
  inception
  to May 31,
  1993
(unaudited)..           --             --          --         --          --       --             --     (9,841,777)   (9,841,777)
               -----------       --------     -------   --------   ---------   -------   -----------   ------------   -----------
Balance, May
  31, 1994...           --             --          --         --   3,964,701   39,647     11,602,364     (9,841,777)    1,800,234
Shares to be
  issued to
  officers
  (Note 6)...      495,000             --                                 --       --             --             --       495,000
Shares issued
  for cash
  (Note 5)...      131,500        (50,500)         --         --     647,213    6,472        638,541             --       726,013
Shares issued
  in
  settlement
  of claims
  (Note 5)...           --             --          --         --      32,500      325         32,175             --        32,500
Shares issued
  as
  conversion
  of debt
  (Note 5)...      605,827             --                             14,067      141         32,692             --       638,660
Net loss.....           --             --                                 --       --             --       (611,073)     (611,073)
               -----------       --------     -------   --------   ---------   -------   -----------   ------------   -----------
Balance, May
  31, 1995...    1,232,327        (50,500)         --         --   4,658,481   46,585     12,305,772    (10,452,850)    3,081,334
Issuance of
stock -- previously
 purchased...   (1,232,327 )           --      13,150     13,150     554,400    5,544      1,213,633             --            --
Cash received
  from stock
  subscriptions...          --      50,500         --         --          --       --             --             --        50,500
Shares issued
  for cash...           --             --     119,360    119,360   1,001,000   10,010      1,075,455             --     1,204,825
Shares issued
  for
  services
  (Note 5)...           --             --          --         --   1,940,000   19,400        465,600             --       485,000
Shares issued
  in
  connection
  with
  shareholder
  loan.......           --             --          --         --     200,000    2,000         19,000             --        21,000
Cumulative
  preferred
  dividend...           --             --          --         --          --       --             --        (10,600)      (10,600)
Net loss.....           --             --          --         --          --       --             --     (1,198,506)   (1,198,506)
               -----------       --------     -------   --------   ---------   -------   -----------   ------------   -----------
Balance, May
  31, 1996...           --                    132,510    132,510   8,353,881   83,539     15,079,460    (11,661,956)    3,633,553
Shares to be
  issued for
  property
  (Note 7)...    1,200,000             --          --         --          --       --             --             --     1,200,000
Shares issued
  for cash...      412,759             --       3,225      3,225          --       --             --             --       415,984
Shares issued
  for
  services...      240,000             --          --         --          --       --             --             --       240,000
Cumulative
  preferred
  dividend...           --             --          --         --          --       --             --         (2,650)       (2,650)
Net loss.....           --             --          --         --          --       --             --       (447,602)     (447,602)
               -----------       --------     -------   --------   ---------   -------   -----------   ------------   -----------
Balance,
  August 31,
  1996
  (unaudited)... $ 1,852,759    $      --     135,735   $135,735   8,353,881   $83,539   $15,079,460   $(12,112,208)  $ 5,039,285
               ===========       ========     =======   ========   =========   =======   ===========   ============   ===========

                See accompanying notes to financial statements.

                      NEVADA MANHATTAN MINING INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                       THREE MONTHS                                    PERIOD FROM
                                     ENDED AUGUST 31,       YEARS ENDED MAY 31,         INCEPTION
                                   ---------------------   ----------------------   (JUNE 10, 1985) TO
                                     1996        1995         1996        1995       AUGUST 31, 1996
                                   ---------   ---------   ----------   ---------   ------------------
                                        (UNAUDITED)                                    (UNAUDITED)
Cash flows from developmental
  activities:
  Net loss.......................  $(447,602)  $(137,208)  $(1,198,506) $(611,073)     $(12,098,958)
  Adjustments to reconcile net
     loss to net cash used in
     developmental activities:
     Common stock issued for
       services..................    240,000          --      485,000          --           725,000
     Loss on disposition of
       property..................         --          --           --          --           156,183
     Settlement of claim with
       debt......................         --          --           --      32,500            97,265
     Depreciation................      1,500       1,550        6,200       9,150            60,567
     Accounts receivable.........         --          --        1,846      (1,846)               --
     Prepaid expenses............     (8,820)         --        2,545          --            (8,820)
     Accounts payable and accrued
       liabilities...............    (47,810)    (23,063)    (149,364)    (44,744)          210,978
                                   ---------   ---------   -----------  ---------      ------------
          Net cash used in
            developmental
            activities...........   (262,732)   (158,721)    (852,279)   (616,013)      (10,857,785)
                                   ---------   ---------   -----------  ---------      ------------
Cash flows from investing
  activities:
  Purchase of property and
     equipment...................   (346,805)    (45,979)    (187,481)   (146,496)       (4,450,811)
                                   ---------   ---------   -----------  ---------      ------------
Cash flows from financing
  activities:
  Additions to long-term debt....         --          --           --          --           198,319
  Payments on long-term debt.....     (2,000)     (1,000)     (46,153)    (42,117)         (182,040)
  Net change in notes payable to
     stockholders................         --      50,000       64,569          --           157,751
  Proceeds from issuance of stock
     and stock to be issued......    415,984     155,700    1,255,325     726,013        15,172,994
                                   ---------   ---------   -----------  ---------      ------------
          Net cash provided by
            financing
            activities...........    413,984     204,700    1,273,741     683,896        15,347,024
                                   ---------   ---------   -----------  ---------      ------------
Net increase (decrease) in cash
  and cash equivalents...........   (195,553)         --      233,981     (78,613)           38,428
Cash and cash equivalents:
  Beginning of period............    233,981          --           --      78,613                --
                                   ---------   ---------   -----------  ---------      ------------
  End of period..................  $  38,428   $      --   $  233,981   $      --      $     38,428
                                   =========   =========   ===========  =========      ============
Supplemental cash flow
  information:
  Cash paid during the period for
     interest....................  $      --   $      --   $    9,647   $  12,701
                                   =========   =========   ===========  =========

Non-cash transactions:

  During the year ended May 31, 1995, the Company issued stock for conversion of notes payable (see Note 5).

  During the year ended May 31, 1996, the Company issued 200,000 shares of common stock, valued at $21,000 in connection with a loan from a shareholder.

  Also during the year ended May 31, 1996, the Company assumed $77,067 in debt in connection with acquiring an additional interest in the mine (Note 2).

  During the period ended August 31, 1996, the Company borrowed 400,000 shares of common stock from certain officers to issue the shares in connection with the Indonesian mining property acquisition (Note 7).

                See accompanying notes to financial statements.

                      NEVADA MANHATTAN MINING INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                             MAY 31, 1996 AND 1995

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Nevada Manhattan Mining Incorporated was organized under the Laws of the State of Nevada on June 10, 1985, to acquire, explore, develop, finance and sell mining rights and properties. As of May 31, 1996 the Company is in the development stage, in that planned principal operations have not commenced. The Company has to date acquired properties and begun exploration and development.

     Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  Basis of Presentation

     The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is reporting a net loss of $1,198,506 and $611,073 for the years ended May 31, 1996 and 1995 and $447,602 for the period ended August 31, 1996 and net cash resources were used in developmental activities for each year and for the period then ended.

     The following is a summary of managements' plan to raise capital and generate additional operating funds. Management has reached an agreement to have gold ore milled adjacent to the property by a third party, reducing capital requirements of the Company. The Company and its joint venture partners have constructed a 1400 foot decline (tunnel) to enhance exploration and facilitate the extraction of gold ore. The Company has negotiated an agreement with Harrison Western Mining and Construction Company to begin production in July 1996. Management will attempt to raise additional capital through a private or public sale of common stock or by loans. Though the Company has been able to raise funds from private placement of its equity securities in recent years, there is no assurance of future availability of funds from these sources.

  Statement of Cash Flows

     For statement of cash flow purposes, the Company considers short-term investments with original maturities of three months or less to be cash equivalents.

  Property and Equipment

     Mining properties acquisition, exploration and development costs are capitalized as incurred and will be amortized on the units-of-production method based on economically recoverable mineral reserves. The Company assesses impairment of mineral properties on an area-by-area basis which aggregates contiguous areas. Estimated site restoration and closure costs in which the Company has reclamation responsibilities are charged against operating earnings on the units-of-production method over the expected economic life of the mines.

     Other property and equipment are carried at cost. Depreciation of other property and equipment is provided using the straight-line method over the seven year estimated useful lives of the related assets. Maintenance and repairs are charged to operations as incurred and expenditures for major improvements are capitalized. Gains and losses from retirement or replacement of property and equipment are included in operations.

                      NEVADA MANHATTAN MINING INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Income Taxes

     The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) which requires a change from the deferred method to the asset and liability method of computing deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

  Net Loss Per Common Share

     Per share amounts have been computed on the weighted average number of common shares and common stock equivalents outstanding for each period. All share and per share amounts have been restated to retroactively reflect the reverse stock split explained in Note 5.

 2. MINING PROPERTIES AND EQUIPMENT

     The Company previously owned a 24.5 percent undivided interest in a mining property in the Manhattan Mining District, Nye County, Nevada. The property consists of 28 patented (fee) and 65 unpatented mine claims which include the Whitecaps Mine, Union Mine, Consolidated Mine, Earl Mine, Bath Mine and other assorted mines and claims which cover approximately 1200 acres. Under contractual understandings reached during October 1995, which are in the final stages of confirmation, the Company has increased its interest to 50 percent and has assumed an additional $77,067 in debt (Note 3) in connection therewith.

     The remaining 50 percent undivided interest in the property is held by Marlowe Harvey, et al. The Company is committed to paying 50 percent of the remaining note left on the property (see Note 3). Management of the Company is active in the supervision of work taking place, plus future planning of all aspects of operations. The operating permits for the Manhattan Gold Mine were issued to the Company by the State of Nevada during April 1996. The Company has negotiated an agreement with Harrison Western Mining and Construction Company for the beginning of production in July 1996.

     Previously, the Company had an interest in a gold producing property in Bolivia, South America and mining claims in British Columbia, Canada. The management, directors and stockholders voted to release these properties as they felt they were not economical to the Company and the future exploration and development of the Nevada and Indonesian properties would offer the greatest return to the Company (see Note 7).

3. LONG-TERM DEBT AND NOTES PAYABLE

     Notes payable to stockholders accrue interest at rates from 9 percent to 12 percent, are due on demand and are guaranteed by certain Company officers.

                      NEVADA MANHATTAN MINING INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. LONG-TERM DEBT AND NOTES PAYABLE (CONTINUED)

     Long-term debt consisted of the following:

                                                                               MAY 31,
                                                        AUGUST 31,      ---------------------
                                                           1996           1996         1995
                                                        -----------     --------     --------
                                                        (UNAUDITED)
    Obligation to a stockholder as a result of a
      lawsuit settlement, interest imputed at 9%,
      payable $1,000 per month until April 2001.......   $  49,980      $ 50,770     $ 52,330
    10% note payable to an individual under terms of a
      joint venture agreement, payable $50,000 per
      year including interest.........................     111,360       109,341       76,867
                                                          --------      --------     --------
                                                           161,340       160,111      129,197
    Current portion...................................      44,318        44,388       23,278
                                                          --------      --------     --------
    Long-term debt....................................   $ 117,022      $115,723     $105,919
                                                          ========      ========     ========

     Maturities of long-term debt are as follows for the years ending May 31:

                    1997.......................................  $44,388
                    1998.......................................   48,925
                    1999.......................................   40,978
                    2000.......................................   10,267
                    2001.......................................   15,553

     The Company has capitalized $26,693, $34,242 and $6,871 of interest into the mining properties during the years ended May 31, 1996 and 1995 and for the period ended August 31, 1996, respectively.

4. COMMITMENTS AND CONTINGENCIES

  Lease

     The Company leases office space under terms of an operating lease expiring on February 28, 1997. Future minimum lease payments for the year ending May 31, 1997 are $20,394. Rent expense amounted to $20,726, $20,394 and $4,997 for the years ended May 31, 1996 and 1995, and the period ended August 31, 1996, respectively.

  Securities and Exchange Commission

     During May 1989, the Company received notice that the Securities and Exchange Commission ("Commission") had commenced an investigation into the Company's business activities. In 1993, the Board of Directors of the Company determined that the entry of a proposed consent judgment and the termination of the investigation was in the best interest of the Company and received confirmation that the investigation has been completed.

     On March 19, 1994, the Company received the following "Stipulation Regarding Resolution of Outstanding Issues" from the Commission closing out the investigation and all related issues:

     "Whereas the disposition of funds analysis conducted pursuant to the Judgment of Permanent Injunction and Other Relief against Defendant Nevada Manhattan Mining Incorporated entered on August 3, 1993 has revealed no ill-gotten gains received by any defendant, the undersigned parties hereby stipulate that all outstanding issues in this action have been resolved, including disgorgement, and that the judgment entered against the defendants are final."

                      NEVADA MANHATTAN MINING INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. COMMITMENTS AND CONTINGENCIES (CONTINUED)

     While the Company believes that it was in the best interests of the Company and its stockholders to enter the consent judgment, the entry of the judgment may impose certain burdens on the Company with respect to its future activities. The more significant of such burdens are as follows:

          (i) The Company may not be able to utilize the exemptions from registration available under Regulation A and Rule 701 under the 1933 Act.

          (ii) The Company may not be able to rely on the private placement exemptions provided in various state securities laws in connection with the offer and sale of securities in a transaction which qualifies as an exempt sale of securities under the 1933 Securities Act.

     In such case, the Company would be required to qualify the transaction under the state securities laws which may not be available. This qualification would increase the cost of, and extend the time for completing, such private placement of securities.

  Other Contingencies

     In January 1995, a group of stockholders and creditors asserted a claim in regards to a January 1988 settlement agreement. The Company has not been formally served or any legal process initiated by the stockholders and creditors in asserting this claim. Management does not believe the ultimate outcome of this contingency will have a material effect on financial position or results of operations.

5. STOCKHOLDERS' EQUITY

  Stock Options

     The Company has granted stock options to all members of the Board of Directors in the amount of 10,000 shares per full year of service as an active member of the Board of Directors. The exercise price of options granted is $1.00 per share of common stock. Options may not be exercised after expiration of ten
(10) years from the date of grant and are non-transferable other than by will or inheritance. These options are the only compensation received for service as Director.

     The following table sets forth information regarding options for the periods ended:

                                                                            MAY 31,
                                                      AUGUST 31,      -------------------
                                                         1996          1996        1995
                                                      -----------     -------     -------
                                                      (UNAUDITED)
        Outstanding at beginning of period..........    240,000       190,000     160,000
        Granted.....................................         --        50,000      30,000
                                                        -------       -------     -------
        Outstanding at end of period................    240,000       240,000     190,000
                                                        =======       =======     =======

     In connection with their employment contracts, the Company also granted two officers the right to purchase 900,000 common shares each at an average price of $1.50 per share. The officers exercised these options during the year ended May 31, 1996 and the Company's Board of Directors then agreed to give the officers the shares for services rendered. These shares have been valued at $.25 per share ($450,000) in the accompanying financial statements.

                      NEVADA MANHATTAN MINING INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. STOCKHOLDERS' EQUITY (CONTINUED)
  Reverse Split

     In February 1995, the Company's stockholders approved a one-for-ten reverse split of the Company's common stock. The stated par value per share was not changed. All share and per share amounts herein have been retroactively restated to reflect the reverse split.

  Stock to be Issued and Stock Subscriptions Receivable

     The Company sold 647,213 shares of common stock and 13,150 shares of Series A Preferred Stock in separate private placements during the year ended May 31, 1995. The preferred stock had not been formally issued as of May 31, 1995, but was issued during the year ended May 31, 1996. The Company raised $776,513 in the private placements of which $50,500 was still receivable at May 31, 1995 and has been reflected as an offsetting amount in stockholders' equity at that date.

     During the year ended May 31, 1995, the Company also agreed to issue 73,467 shares of common stock in exchange for conversion of $638,660 of notes payable to certain individuals.

     During the year ended May 31, 1995, the Company also agreed to issue 32,500 shares of common stock to certain individuals to settle certain claims made by the individuals. The $32,500 value of the shares was charged to general and administrative expense.

     The preferred stock has a $1 par value, a $10 liquidation preference and an 8 percent cumulative dividend payable in cash or kind. Each share is convertible to ten common shares for a period of thirty months.

     During 1988, two Company officers loaned 495,000 (post-reverse split) common shares to the Company as treasury stock in return for the Company's promise to return the shares when common shares became available as a result of a reverse split or an increase in authorized shares. The shares were reissued to the officers in November 1995. The Company has accounted for the shares, valued at the market price of the shares when they were loaned to the Company, as a long-term obligation in the financial statements until the year ended May 31, 1995, when the reverse split occurred and the shares became available for issuance. At that time, the obligation was considered as common stock to be issued and included in stockholders' equity.

  Warrants

     In connection with the private placement of common stock, in October 1994, the Company also issued warrants to purchase 50,300 shares of common stock at $1.00 per share. None of these warrants, which expire in October 1996, have been exercised as of May 31, 1996.

 6. INCOME TAXES

     The Company has recorded no income tax benefit, nor has deferred taxes in any year due to a net operating loss carryforward amounting to approximately $10,000,000 at May 31, 1996, which will expire, if not utilized, from 2002 to 2011.

 7. SUBSEQUENT EVENTS

     On August 19, 1996, the Company entered into an agreement to acquire a 51% interest in a metals/minerals mining property in Kalimantan, Indonesia. Consideration for the purchase consisted of 400,000 shares of common stock due upon the signing of the agreement and an additional 4,000,000 shares to be released dependent upon the value of an independent valuation of the property. The Company has valued the 400,000 shares, approximately 200,000 of which were borrowed from shareholders of the Company, at

                      NEVADA MANHATTAN MINING INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 7. SUBSEQUENT EVENTS (CONTINUED)
$1,200,000 and has recorded the transaction as shares to be issued in the accompanying balance sheet at August 31, 1996. The Company intends to return the shares to the stockholders upon the completion of a prospective public offering of shares.

     On October 8, 1996, the Company borrowed $200,000 from an individual on a ninety-day note. The loan bears interest at 12% per annum and is secured by 300,000 common shares in the Company. Should the Company default on the loan, the amount of shares will be increased to a total of 600,000 common shares with piggy-back registration rights. Additionally, the individual was issued warrants to purchase 100,000 shares of common stock in the Company at a price of $1.50 per share for a period of 18 months.

================================================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                           PAGE
                                                           ----
                Summary of the Offering................      1
                Risk Factors and Special Material
                  Considerations.......................      3
                Terms of the Offering..................     10
                Plan of Distribution...................     12
                Description of Company's Business and
                  Property.............................     12
                Use of Proceeds........................     19
                Management.............................     21
                Management's Discussion and Analysis of
                  Financial Condition..................     27
                Principal and Selling Shareholders.....     29
                Description of Securities Being
                  Offered..............................     33
                Legal Matters, Auditors, and Pending
                  Legal Proceedings....................     35
                Definitions............................     36
                Further Information....................     38
                Financial Statements of Company........    F-1
================================================================================


================================================================================


                                     [LOGO]

                                4,888,120 SHARES

                         NEVADA MANHATTAN MINING, INC.
                         MINING DEVELOPMENT EXPLORATION

                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                          , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws do not contain a provision entitling any director or executive officer to indemnification against liability under the Securities Act of 1933 (the " '33 Act"). Sections 78.751 et seq. of the Nevada Revised Statutes allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner which such person believed to be in the best interests of the company. A determination made be made by the shareholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist. Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of the Company may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification for violations of the '33 Act is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD fee.

                                                                            AMOUNT TO
                                                                             BE PAID
                                                                            ---------
        Registration fee..................................................  $   8,888
        NASD fee..........................................................  $  10,000
        Printing and engraving............................................  $  60,000
        Legal fees and expenses...........................................  $  70,000
        Accounting fees and expenses......................................  $  50,000
        Blue sky fees and expenses........................................  $  10,000
        Transfer agent fees...............................................  $   2,500
        Miscellaneous.....................................................  $   5,000
                                                                              -------
                  Total...................................................  $ 216,388
                                                                              =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     From the period September 1, 1993 through August 31, 1996, the Company sold a total of 2,803,438 shares of its Common Stock and 135,735 shares of Preferred Stock at an aggregate offering price of $2,906,307.

     Sales of both the Common Stock and the Preferred Stock were effected through the executive officers of the Company to existing shareholders.

     No underwriters were employed in connection with the offer and sale of the aforementioned securities. Thus no underwriting discounts or commissions were paid.

     All of the above-referenced sales were made by the Company in reliance upon the exemptions from registration contained in Section 4(2) of the Securities Act of 1933 and Regulation D promulgated pursuant to such exemption.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS

         EXHIBIT
          NUMBER                                DESCRIPTION OF EXHIBIT
        ----------     ------------------------------------------------------------------------
         3.(i)         Articles of Incorporation of Epic Enterprises, Ltd., Filed June 10, 1985
         3.(ii)        Certificate of Amendment to Articles of Incorporation of Epic
                       Enterprises, Ltd., Filed September 11, 1987
         3.(iii)       Certificate of Amendment to Articles of Incorporation of Nevada
                       Manhattan Mining Incorporated Filed October 26, 1987
         3.(iv)        Certificate of Amendment of Articles of Incorporation of Nevada
                       Manhattan Mining Incorporated Filed August 31, 1995
         3.(v)         Certificate of Determination of Preferences of Series A Preferred Stock
                       of Nevada Manhattan Mining Incorporated Filed October 25, 1995
         3.(vi)        Bylaws of Epic Enterprises, Ltd.
         4.(i)         Pages 1, 3, 4, and 5 of the Bylaws of Epic Enterprises, Ltd.
         4.(ii)        Pages 1 through 9 of Certificate of Determination of Preferences of
                       Series A Preferred Stock of Nevada Manhattan Mining Incorporated Filed
                       October 25, 1995
         5             Opinion on Legality
        10.(i)         Mining Agreement Dated April 4, 1987
        10.(ii)        Amendment to Mining Agreement Dated December 9, 1987
        10.(iii)       Manhattan Mining Property Agreement Dated March 2, 1989
        10.(iv)        Corporation Quitclaim Deed Filed March 9, 1989
        10.(v)         Deed of Trust and Assignment of Rents Recorded March 9, 1989
        10.(vi)        Joint Venture Agreement Dated June 1993
        10.(vii)       Letter Agreement Dated August 10, 1995
        10.(viii)      Amendment to Joint Venture Agreement Dated October 20, 1995
        10.(ix)        Contract Between Nevada Manhattan Mining, Inc, and Harrison Western
                       Construction Corp.
        10.(x)         Principles of Agreement Dated August 19, 1996
        10.(xi)        Employment Agreement Dated January 1, 1995 with Christopher D. Michaels
        10.(xii)       Employment Agreement Dated January 1, 1995 with Jeffrey Kramer
        10.(xiii)      Consulting Agreement with Gold King Mines Corporation Dated April 1,
                       1995
        10.(xiv)       Consulting Services Agreement Dated October 7, 1996 with Behre Dolbear &
                       Company, Inc.
        10.(xv)        Letter Agreement Dated March 25, 1996 with David Weissberg, M.D.
        10.(xvi)       Letter Agreement Dated May 13, 1996 with David Weissberg, M.D.
        10.(xvii)      Letter Agreement Dated September 25, 1996 with Mr. John Holsten
        10.(xviii)     Financial Advisory Agreement with Rhone Finance SA dated November 26,
                       1996
        21             Subsidiaries of Small Business Issuer
        23.(i)         Consent of Jackson & Rhodes P.C.

         EXHIBIT
          NUMBER                                DESCRIPTION OF EXHIBIT
        ----------     ------------------------------------------------------------------------
        23.(ii)        Consent of William R. Wilson
        23.(iii)       Consent of Behre Dolbear & Company
        27             Financial Data Schedule
        99             Business Plan Dated July 1995

     (B) FINANCIAL STATEMENT SCHEDULES.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 28. UNDERTAKINGS.

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (1)(i) and
     (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in the

Prospectus or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calabasas, State of California on December 5, 1996.

                                          NEVADA MANHATTAN MINING
                                          INCORPORATED

                                          By  /s/  CHRISTOPHER D. MICHAELS
                                            ------------------------------------
                                                  Christopher D. Michaels
                                                         President

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------
        /s/  CHRISTOPHER D. MICHAELS              President and Director       December 5, 1996
---------------------------------------------
           CHRISTOPHER D. MICHAELS


           /s/  JEFFREY S. KRAMER                 Senior Vice President        December 5, 1996
---------------------------------------------    Chief Financial Officer
              JEFFREY S. KRAMER


            /s/  STANLEY J. MOHR                         Director              December 5, 1996
---------------------------------------------
               STANLEY J. MOHR

                                 EXHIBIT INDEX

                                                                                      SEQUENTIALLY
 EXHIBIT                                                                                NUMBERED
  NUMBER                                  DESCRIPTION                                     PAGE
----------  ------------------------------------------------------------------------  ------------
 3.(i)      Articles of Incorporation of Epic Enterprises, Ltd., Filed June 10,
            1985....................................................................
 3.(ii)     Certificate of Amendment to Articles of Incorporation of Epic
            Enterprises, Ltd., Filed September 11, 1987.............................
 3.(iii)    Certificate of Amendment to Articles of Incorporation of Nevada
            Manhattan Mining Incorporated Filed October 26, 1987....................
 3.(iv)     Certificate of Amendment of Articles of Incorporation of Nevada
            Manhattan Mining Incorporated Filed August 31, 1995.....................
 3.(v)      Certificate of Determination of Preferences of Series A Preferred Stock
            of Nevada Manhattan Mining Incorporated Filed October 25, 1995..........
 3.(vi)     Bylaws of Epic Enterprises, Ltd.........................................
 4.(i)      Pages 1, 3, 4, and 5 of the Bylaws of Epic Enterprises, Ltd.............
 4.(ii)     Pages 1 through 9 of Certificate of Determination of Preferences of
            Series A Preferred Stock of Nevada Manhattan Mining Incorporated Filed
            October 25, 1995........................................................
 5          Opinion on Legality.....................................................
10.(i)      Mining Agreement Dated April 4, 1987....................................
10.(ii)     Amendment to Mining Agreement Dated December 9, 1987....................
10.(iii)    Manhattan Mining Property Agreement Dated March 2, 1989.................
10.(iv)     Corporation Quitclaim Deed Filed March 9, 1989..........................
10.(v)      Deed of Trust and Assignment of Rents Recorded March 9, 1989............
10.(vi)     Joint Venture Agreement Dated June 1993.................................
10.(vii)    Letter Agreement Dated August 10, 1995..................................
10.(viii)   Amendment to Joint Venture Agreement Dated October 20, 1995.............
10.(ix)     Contract Between Nevada Manhattan Mining, Inc. and Harrison Western
            Construction Corp.......................................................
10.(x)      Principles of Agreement Dated August 19, 1996...........................
10.(xi)     Employment Agreement Dated January 1, 1995 with Christopher D.
            Michaels................................................................
10.(xii)    Employment Agreement Dated January 1, 1995 with Jeffrey Kramer..........
10.(xiii)   Consulting Agreement with Gold King Mines Corporation Dated April 1,
            1995....................................................................
10.(xiv)    Consulting Services Agreement Dated October 7, 1996 with Behre Dolbear &
            Company, Inc. ..........................................................
10.(xv)     Letter Agreement Dated March 25, 1996 with David Weissberg, M.D.........
10.(xvi)    Letter Agreement Dated May 13, 1996 with David Weissberg, M.D. .........
10.(xvii)   Letter Agreement Dated September 25, 1996 with Mr. John Holsten.........
10.(xviii)  Financial Advisory Agreement with Rhone Finance SA dated November 26,
            1996
21          Subsidiaries of Small Business Issuer...................................
23.(i)      Consent of Jackson & Rhodes P.C. .......................................
23.(ii)     Consent of William R. Wilson............................................
23.(iii)    Consent of Behre Dolbear & Company......................................
27          Financial Data Schedule.................................................
99          Business Plan Dated July 1995...........................................